Exhibit 10.3

K-SEA OPERATING PARTNERSHIP, L.P.

LOAN AGREEMENT

Dated as of March 17, 2005

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Defined Terms
1.2	Use of Defined Terms
1.3	Accounting Terms
1.4	Computation of Time Periods
1.5	Additional Rules of Usage for Principal Documents

SECTION 2 AMOUNT AND TERMS OF LOAN
2.1	Loan Commitment
2.2	The Notes
2.3	Notice of Borrowing
2.4	Late Charges; Default Interest
2.5	Computation of Interest
2.6	Voluntary Prepayments
2.7	Use of Proceeds
2.8	Mandatory Prepayment
2.9	Compensation
2.10	[Intentionally Omitted.]
2.11	Illegality

SECTION 3 CONDITIONS
3.1	Conditions of Loans
3.2	Additional Conditions to Loans

SECTION 4 REPRESENTATIONS AND WARRANTIES
4.1	Organization and Qualification
4.2	Corporate Power and Authorization
4.3	No Legal Bar on Company
4.4	No Material Litigation
4.5	[Reserved]
4.6	Ownership of Properties, Liens
4.7	No Default
4.8	Taxes
4.9	Financial Condition
4.10	Franchises, Licenses, Etc
4.11	Subsidiaries
4.12	ERISA
4.13	Disclaimer
4.14	Ownership/Title
4.15	Name and Offices

SECTION 5 AFFIRMATIVE COVENANTS
5.1	Financial Statements
5.2	Taxes
5.3	Change in Corporate Structure or Location
5.4	Insurance
5.5	Citizenship
5.6	Notice of Default; Litigation
5.7	Payment of Obligations

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5.8	Maintenance of Existence and Properties
5.9	Officer’s Certificates
5.10	Other Acts
5.11	No Change of Control
5.12	Waivers
5.13	Extensions; Releases
5.14	First Priority
5.15	Solvent
5.16	Execution of Uniform Commercial Code Financing Statements
5.17	Assignments

SECTION 6 NEGATIVE COVENANTS
6.1	Prohibition on Assignment by the Company
6.2	Limitations on Fundamental Changes
6.3	Limitations on Lien Filings

SECTION 7 EVENTS OF DEFAULT

SECTION 8 MISCELLANEOUS
8.1	Waiver of Default
8.2	Amendment
8.3	Reimbursement of Lender
8.4	Notices
8.5	No Waiver; Cumulative Remedies
8.6	Survival of Agreements
8.7	Successors and Assigns
8.8	Counterparts
8.9	Holiday Payments
8.10	Construction; Arbitration
8.11	Contracts of Affreightment and Charters
8.12	Swap Agreements
8.12	General Indemnity

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List of Exhibits

Exhibit A	-	form of Note

Exhibit B	-	form of Guaranty Agreement

Exhibit C	-	form of Borrowing Certificate

Exhibit D	-	form of Preferred Mortgage

Exhibit E	-	form of Insurances Assignment

Exhibit F	-	form of Collateral Assignment of Lease/Charter, etc.

Exhibit G	-	form of Purchase Agreement Assignment

Exhibit H	-	form of General Assignment of Freights

LOAN AGREEMENT, dated as of March 17, 2005 (as amended, modified, supplemented, restated and/or replaced from time to time, this “Agreement”), between K-SEA OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Company”), and FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (the “Lender”).

WITNESSETH:

WHEREAS, the Company desires to borrow from the Lender an aggregate principal sum of up to Eleven Million Dollars ($11,000,000.00) for the purposes hereinafter described; and

WHEREAS, the Lender is willing to make loans to the Company not to exceed such amount referenced in the prior paragraph in the aggregate and for such purposes on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained it is hereby agreed by and between the parties hereto as follows:

SECTION 1

DEFINITIONS

1.1                                 Defined Terms.

As used herein the following terms shall have the following meanings, unless the context otherwise requires:

“ABR” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Lending Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%).  For purposes hereof:  “Prime Lending Rate” shall mean the rate announced by the Lender from time to time as its prime lending rate as in effect from time to time.  The Prime Lending Rate is a reference rate and is one of several interest rate bases used by the Lender and does not necessarily represent the lowest or most favorable rate offered by the Lender actually charged to any customer.  The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.  The Prime Lending Rate shall change automatically and without notice from time to time as and when the prime lending rate of the Lender changes.  “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members or the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Wachovia Bank, National Association, from three (3) Federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Lending Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Lending Rate or the Federal Funds Effective Rate, respectively.

“Actual/360 Computation” shall have the meaning set forth in Section 2.5 hereof.

“Affiliate” shall mean, as to any Person another Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such first Person; provided, however, that with respect to the Company and K-Sea Transportation Partners, L.P., a Delaware limited partnership, the term “Affiliate” shall not be deemed to describe any Person who is not any of the following:  the Company, K-Sea Transportation Partners, L.P., or any direct or indirect Subsidiary of K-Sea Transportation Partners, L.P.; and “Affiliated” shall have a concurrent meaning.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Interest Rate” shall, subject to and as modified by Section 2.9 hereof, for any Interest Period hereunder mean an interest rate per annum equal to the Interest Rate; provided however, that the Applicable Interest Rate shall be the Default Rate if an Event of Default shall have occurred and be continuing for so long as such Event of Default is continuing.

“Assignments” shall mean the General Assignment of Freights, each Collateral Assignment, each Purchase Agreement Assignment and each Insurance Assignment.

“Borrowing Certificate” shall have the meaning set forth in Section 3.1(c) hereof.

“Builder” shall mean, with regard to each Vessel, the entity which is primarily responsible for the building and fabrication or conversion of such Vessel.

“Business Day” shall have the meaning set forth in the Note.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in K-Sea Transportation Partners, L.P. or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of the Company or K-Sea Transportation Inc., or

(b) for the period of twelve (12) consecutive calendar months, a majority of the board of the Company or K-Sea Transportation Partners, L.P. shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.  The addition of independent directors (and the subsequent replacement of such independent directors) to the board of K-Sea Transportation Partners, L.P. shall not constitute a “Change of Control” for this purpose.

“Citizenship Regulations” shall have the meaning set forth in Section 4.1 hereof.

“Citizenship Requirements” shall mean, collectively, the Shipping Act, the Documentation of Vessels Act, the Commercial Instruments and Maritime Liens Act and the Citizenship Regulations.

“Code” shall have the meaning set forth in Section 4.11 hereof

“Collateral” shall refer collectively to (a) the Vessels and (b) the Assignments, the Mortgages and all property assigned pursuant to the Assignments and the Mortgages or to the procedures referred to therein.

“Collateral Assignment” shall mean the agreement substantially in the form of Exhibit F hereto whereby the Company assigns to the Lender a charter party or lease respecting the applicable Vessel and the other property described therein.

“Commercial Instruments and Maritime Liens Act” shall have the meaning set forth in Section 4.1 hereof.

“Commitment” shall have the meaning set forth in Section 2.1 hereof.

“Commitment Expiration Date” shall have the meaning set forth in Section 2.1 hereof.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Damages” shall have the meaning set forth in Section 8.13 hereof.

“Default Rate” as applicable to any obligation payable hereunder (including under the applicable Note) shall mean the lesser of (a) the then applicable Interest Rate plus three percent (3%) and (b) the maximum rate of interest payable under applicable law.

“Documentation of Vessels Act” shall have the meaning set forth in Section 4.1 hereof.

“ERISA” shall have the meaning set forth in Section 4.11 hereof.

“Event of Default” shall have the meaning set forth in Section 7 hereof.

“Fair Market Value” shall mean with respect any asset, the amount, which in any event, shall not be less than zero (0), that would be paid in cash in an arms-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, such asset.

“FDIC” shall mean the Federal Deposit Insurance Corporation, a corporation organized under and by virtue of the laws of the United States.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“General Assignment of Freights” shall mean the applicable agreement substantially in the form of Exhibit H hereto whereby the Company assigns to the Lender all freights, hires and earnings deriving from each Vessel and all other property therein described.

“Guarantee Agreement” shall mean an agreement substantially in the form of Exhibit B hereto, wherein each Guarantor guarantees to the Lender the payment of all amounts due and the performance of all other obligations of the Company to the Lender under any of the Principal Documents.

“Guarantor” shall mean each of (a) K-Sea Transportation Partners, L.P., a Delaware limited partnership, (b) K-Sea Transportation Inc., a Delaware corporation, and (c) each other Person that shall from time to time execute and deliver a Guarantee Agreement pursuant to the term of the Principal Documents.

“Holder” shall have the meaning set forth in Section 8.7 hereof.

“Index Rate” shall have the meaning given such term in the applicable Note.

“Insurance Assignment” shall mean the applicable agreement substantially in the form of Exhibit E hereto whereby the Company assigns to the Lender all insurance on the applicable Vessel and all other property therein described.

“Interest Period” shall mean the period commencing on the date of borrowing or the last day of the prior Interest Period and ending one (1) month thereafter; provided that:

(1)                                  any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(2)                                  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(3)                                  any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” shall have the meaning given such term in the applicable Note.

“Lender” shall have the meaning set forth in the first paragraph hereof.

“Loan” shall have the meaning given such term in Section 2.1 hereof.

“Loss Events” shall mean the actual, constructive, compromised or arranged total loss of any Vessel or the seizure, requisitioning of title or forfeiture of any Vessel.  For purposes of this definition, a constructive, compromised or arranged total loss shall be deemed to have occurred only when such constructive, compromised or arranged total loss has been agreed to by the Company’s insurance underwriters or adjusters.

“Material Adverse Change” means a material adverse change in (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries, taken as a whole, (b) the Company’s or any Guarantor’s ability to perform its obligations under the Principal Documents, or (c) the rights and remedies of the Lender hereunder.

“Maturity Date” shall mean, for each Loan, the maturity date therefor set forth in the applicable Note.

“Maximum Aggregate Amount” shall have the meaning set forth in Section 2.1 hereof.

“Monthly Payment Dates” shall refer to the last day in each Interest Period.

“Monthly Periods” shall refer to the respective Interest Periods hereunder.

“Mortgage” shall be the reference, collectively, to a first preferred mortgage substantially in the form of Exhibit D annexed to this Agreement upon the applicable Vessel and to an Optional Application for Filing on Department of Transportation U.S. Coast Guard Form CG-5542 upon the applicable Vessel, which shall secure the Company’s obligations under this Agreement.

“Note” shall have the meaning set forth in Section 2.2 hereof.

“Notice of Insurances Assignment” shall mean the applicable notice of insurances assignment substantially in the form as provided in Exhibit E hereto whereby (a) the Company notifies the applicable insurance provider of the Company’s assignment of insurance benefits to the Lender and (b) the insurance provider acknowledges the same.

“Obligations” shall have the meaning set forth in Section 8.7 hereof.

“Payment Date” shall mean, for each Loan, the payment dates therefor set forth in the applicable Note.

“Person” shall mean an individual, partnership, corporation (including a business trust) joint stock company, trust, limited liability company, unincorporated association, joint venture or other entity, or a government or a political subdivision or agency thereof.

“Principal Documents” shall mean this Agreement, the Notes, the Mortgages, the Guarantee Agreement, the Assignments, the Notices of Insurance Assignment and all related certificates, instruments, documents and agreements, but does not include Swap Agreements.

“Prohibited Transfer” shall have the meaning set forth in Section 6.1 hereof.

“Purchase Agreement” shall mean (i) that certain Vessel Construction Agreement dated as of August 31, 2004 between the Company and Bollinger Marine Fabricators, L.L.C., as amended, modified or supplemented from time to time, and (ii) each other purchase agreement or vessel construction agreement entered into by the Company and any Builder or other seller with respect to a Vessel to be financed hereunder.

“Purchase Agreement Assignment” shall mean the applicable agreement substantially in the form of Exhibit G hereto whereby the Company assigns to the Lender all of its rights, but none of its obligations under the applicable Purchase Agreement.

“Reportable Event” shall have the meaning set forth in Section 4043 of ERISA.

“Shipping Act” shall have the meaning set forth in Section 4.1 hereof.

“Subsidiary” shall mean, respecting any Person, any corporation or limited liability company organized and existing under the laws of any jurisdiction, a majority of the outstanding interests or shares (except for directors’ qualifying shares, if any) of any class of which are owned directly or indirectly by the such Person.

“Swap Agreements” means any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between the Company and the Lender or any Affiliate of Lender executed in connection with or related to the Principal Documents.

“Swap Obligations” means all obligations under any Swap Agreements.

“Vessel” shall mean each of (a) that certain 100,000 barrel tank barge constructed or to be constructed by Bollinger Marine Fabricators, L.L.C., as Builder, as Hull No. 490 for the Company, and to be documented under the laws of the United States as DBL 103, and (b) each other vessel that is acceptable to the Lender in its sole discretion to be acquired by, or constructed for, the Company using the proceeds of Loans made by the Lender to the Company in accordance with the provisions of this Agreement and the other Principal Documents.           Notwithstanding various references in the Agreement and the other Principal Documents to multiple Vessels, the parties hereto acknowledge and agree that as of the date of the Agreement, the only Vessel currently contemplated to be financed under the Agreement and the other Principal Documents is that certain 100,000 barrel tank barge constructed or to be constructed by Bollinger Marine Fabricators, L.L.C., as Builder, as Hull No. 490 for the Company, and to be documented under the laws of the United States as DBL 103, and that the financing of any additional Vessels under this Agreement and the other Principal Documents may or will require certain amendments, modifications, supplements and other additional terms and provisions, but only if such amendments, modifications, supplements and other additional terms are agreeable to each of the Lender and the Company, in their sole discretion.

1.2                                 Use of Defined Terms.

All terms defined in this Agreement shall, unless the context otherwise requires or unless a different definition is therein provided, have their defined meanings when used in any Principal Document or any certificate, report or other document made or delivered pursuant to this Agreement.

1.3                                 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

1.4                                 Computation of Time Periods.

Except as otherwise expressly prohibited, in each Principal Document in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

1.5                                 Additional Rules of Usage for Principal Documents.

The following rules of usage shall also apply to each Principal Document (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

(a)                                  Except as otherwise expressly provided, any definitions set forth herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

(b)                                 Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

(c)                                  The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or affect of any provision thereof.

(d)                                 References to any Person shall include such Person, its successors, permitted assigns and permitted transferees.

(e)                                  Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended, supplemented, restated and/or replaced from time to time in accordance with the applicable provisions thereof.

(f)                                    Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

(g)                                 When used in any document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(h)                                 References to “including” means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(i)                                     Each of the parties to the Principal Documents and their counsel have reviewed and revised, or requested revisions to, the Principal Documents, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of the Principal Documents and any amendments or exhibits thereto.

(j)                                     Capitalized terms used in any Principal Documents which are not defined in this Agreement but are defined in another Principal Document shall have the meaning so ascribed to such term in the applicable Principal Document.

SECTION 2

AMOUNT AND TERMS OF LOAN

2.1                                 Loan Commitment.

The Lender shall make one or more Loans to the Company, from time to time, up to a maximum aggregate amount of Eleven Million Dollars ($11,000,000.00) (the “Maximum Aggregate Amount” or the “Commitment”) solely for the purchase of the Vessels and certain progress payments thereto.  On the date of the advance of any Loan with respect to any Vessel, the Company authorizes the Lender to disburse proceeds, as appropriate, directly to (a) the applicable Builder or other seller of the Vessel, (b) any prior lien holder upon the applicable Vessel or the applicable Purchase Agreement or (c) the Company to return deposits made by the Company under the applicable Purchase Agreement.  Each Loan shall be secured on a cross-collateralized basis by all of the Collateral.  In the aggregate, the Loans may not exceed the Commitment, and if the Company requests aggregate Loan amounts in excess of the Commitment, the

Lender shall have no obligation for such excess amount.  The Lender’s commitment to lend shall terminate upon the earliest to occur of (such date being the “Commitment Expiration Date”): (i) as to all Vessels, (A) an Event of Default, or (B) when the Maximum Aggregate Amount has been loaned, or (C) a Material Adverse Change, or (D) on November 30, 2005, and (ii) as to any particular Vessel, (A) Loans respecting such Vessel equal the actual purchase price or construction costs payable to the Builder or other seller of the Vessel under the applicable Purchase Agreement or otherwise have been advanced, or (B) when the applicable Vessel has been delivered to the Company under the applicable Purchase Agreement.

2.2                                 The Notes.

The Loans with respect to any particular Vessel shall be evidenced by a single promissory note in substantially the same form attached hereto as Exhibit A (each such promissory note, as executed by Debtor and any extensions, renewals, modifications or novations thereof, the “Note”).  The applicable Note shall be for a principal amount equal to the lesser of (x) the aggregate amount of Loans so to be made respecting the Vessel to which such Note relates and (y) the actual amount of the Loans made or advanced respecting such Vessel and shall (a) be dated the date of the initial Loan respecting such Vessel made hereunder, (b) be payable in eighty-four (84) consecutive monthly installments of principal in an amount set forth in the applicable Note and (c) bear interest on the unpaid principal amount thereof from time to time outstanding (whether before, at or following the stated maturity or by acceleration) at a rate per annum equal to the Applicable Interest Rate, but in no event in excess of the maximum rate permitted by law.  Prior to the Commitment Expiration Date, interest only shall be payable.  The first principal installment shall be payable on the date designated therefor in the applicable Note, further principal installments shall be payable on the corresponding day of each successive Interest Period thereafter and the remaining, outstanding principal balance shall be payable on the Maturity Date.  Interest accrued on the Note shall likewise be payable on the last day of each Interest Period hereunder, and upon payment or prepayment in full of the unpaid principal amount thereof.  Notwithstanding any other provision hereof, unless maturing earlier than as expressly provided hereunder all principal remaining unpaid under the Note shall mature and be paid in full on the Maturity Date.

2.3                                 Notice of Borrowing.

The Company shall, unless the Lender shall elect to waive the requirement of this Section 2.3, give the Lender at least five (5) Business Day’s prior written notice of its intention to borrow pursuant to the Commitment on a date designated in such notice.

2.4                                 Late Charges; Default Interest.

Time is of the essence in the payment and performance of the obligations evidenced by the Notes.  In the event that any Payments (as defined in the applicable Note) are not paid in full within ten (10) days of the date when due, an administrative and late charge equal to the lesser of (a) five percent (5%) on (and in addition to) the amount due on such Payment Date (as defined in the applicable Note) and (b) the maximum charges allowable under applicable law shall be paid with respect to each such Payment not paid in full within ten (10) days of the date when due by the Company to Lender on demand.  In the event that any other payment obligation of the Company under the Principal Documents is not paid on the due date therefor, the Company shall pay overdue interest on any such delinquent payment or other obligation due hereunder (whether by reason of acceleration or otherwise) from the due date thereof through the date of payment thereof at a rate of interest equal to the Default Rate.

2.5                                 Computation of Interest.

Interest and fees, if any, shall be computed on the basis of actual days elapsed and a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”).  The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period.

2.6                                 Voluntary Prepayments.

The Company may prepay any Note, in whole and not in part, upon not less than thirty (30) days’ prior written notice to the Lender, specifying the date and the amount of the prepayment and upon payment of accrued interest on the amount prepaid to and including the date of prepayment, and any such prepayment shall be made together with all accrued interest and other charges owed on such Note or hereunder and with any prepayment penalty, premium or charge provided for in such Note.

2.7                                 Use of Proceeds.

The Company shall use the proceeds of the Loans hereunder to pay for, or to reimburse working capital funds of the Company expended for the purchase price of, the Vessels.

2.8                                 Mandatory Prepayment.

Should any Vessel become subject to a Loss Event and provided there has not occurred any Event of Default or event or occurrence which with the giving of notice, the passage of time or both could become an Event of Default, the Company shall cause the outstanding entire principal balance and interest and other charges due under the applicable Note to be paid on the earlier of (x) 180 days after such Loss Event occurs (or on such earlier date that Lender, in its reasonable judgment, determines that such Loss Event is not covered by insurance) and (y) the date on which insurance proceeds relating to such Loss Event are received.

2.9                                 Compensation.

The Company shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender and based upon computations delivered to the Company) to compensate it for any loss, cost or expense, including, without limitation, any prepayment or breakage charges as set forth in the Note and any applicable hedge documentation, which the Lender may incur as a result of (a) any change in the Applicable Interest Rate from the rate based upon the Interest Rate to the Default Rate or (b) any mandatory prepayment made pursuant to the provisions of Section 2.8 hereof.

2.10                        [Intentionally Omitted.]

2.11                           Illegality.

Notwithstanding any other provision of this Agreement, if due to the introduction of or any change in or in the interpretation of any law or regulation it is unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to perform its obligations hereunder to make or maintain any Loan hereunder that is based on the Index Rate, then Lender shall notify the Company of such introduction, change or assertion and(i) each such Loan based on the Index Rate will automatically, at the earlier of the end of the Interest Period for such Loan or the date required by law, convert into a Loan based on the ABR, and (ii) the obligation of the Lender to make, convert or continue Loans based on the Index Rate shall be suspended until the Lender shall notify the Company that Lender has determined that the circumstances causing such suspension no longer exist.

SECTION 3

CONDITIONS

3.1                                 Conditions of Loans.

The obligation of the Lender to make each Loan to be made by it hereunder shall, in addition to any condition elsewhere in this Agreement set forth, be subject to the fulfillment of the following conditions precedent on or prior to the date of such Loan (each document referred to hereafter being in form and substance satisfactory to Lender and its counsel):

(a)                                  Legal Opinion.  There shall have been delivered to the Lender a legal opinion of counsel for the Company, who shall be acceptable to the Lender, in form and substance reasonably acceptable to the Lender and dated the date of the initial Loan respecting the Vessel to which such Loan relates.

(b)                                 Corporate Proceedings of the Company.

(i)                                     There shall have been delivered to the Lender a copy, certified by the Secretary of the Company on or prior to the date of the initial Loan respecting a particular Vessel, of the Company’s (A) certificate of limited partnership, which shall also be certified as of a recent date by the Secretary of State of the State of Delaware, (B) limited partnership agreement, (C) resolutions of the general partner of the Company authorizing, among other things, the borrowings herein provided for and the execution, delivery and performance of this Agreement, the applicable Note, the applicable Mortgage, and the applicable Assignments and (D) the incumbency of each person signing any document hereunder on behalf of the Company.

(ii)                                  There shall have been delivered to the Lender a copy, certified by the Secretary of each Guarantor on the date of the applicable Loan, of such Guarantor’s (A) articles of incorporation, certificate of limited partnership or similar documentation concerning due formation, in each case certified as of a recent date by the Secretary of State of the state whose laws govern the formation of such Person, (B) bylaws, limited partnership agreement or similar document, (C) resolutions of its board of directors or its general partner authorizing, among other things, the Guarantee Agreement with respect to the borrowings herein provided and (D) the incumbency of each person signing any document hereunder on behalf of Guarantor.

(iii)                               Lender shall have received good standing certificates of the Company and each Guarantor from the Secretary of State of the state whose laws govern the formation of such Person and evidence of qualification to do business from the Secretary of State in which such Person has its principal place of business.

(c)                                  Borrowing Certificate.  There shall have been delivered to the Lender a borrowing certificate, dated the date of the applicable Loan, substantially in the form of Exhibit C annexed to this Agreement (a “Borrowing Certificate”), executed by a duly authorized officer on behalf of the Company, and the statements therein contained shall be true and correct.  In addition, the Company shall provide, as applicable to any Loan, (A) evidence of the actual purchase price of, or construction costs respecting, the Vessel or portion thereof, and/or, as applicable, evidence satisfactory to the Lender that the Builder is then entitled to any progress payments under the terms and conditions of the applicable Purchase Agreement, (B) in connection with retiring debts currently secured by the Vessel or the applicable Purchase Agreement, evidence of the amount of such debts outstanding or (C) in connection with the return of any deposits made by the Company under the applicable Purchase Agreement, evidence of the amount of such deposit.

(d)                                 The Notes.  The applicable Note respecting a particular Vessel shall have been executed and delivered by the Company to the Lender.  Lender acknowledges that under the Purchase Agreement regarding a particular Vessel, the Builder may retain title to and possession of the Vessel while it undergoes the completion work, and upon the completion of such work and upon the final payment to the Builder contemplated under such Purchase Agreement with the proceeds of the final Loan made under the Principal Documents with respect to such Vessel (subject to the conditions precedent in Section 3.2 of this Agreement), the Company will take final delivery of the Vessel, whereupon, and as a condition to such final Loan respecting such Vessel, the Company shall cause such Vessel to be documented as a vessel of the United States with a coastwise endorsement in the name of the Company and shall cause the applicable Mortgage to be duly executed and delivered to the Lender upon such Vessel, shall cause such Mortgage to be duly filed for recording, and shall cause such Mortgage to constitute a first preferred mortgage upon such Vessel.

(e)                                  The Purchase Agreement Assignments.  In the case of a newly constructed Vessel with respect to which delivery has not yet occurred, the applicable Purchase Agreement Assignment(s) shall have been duly executed and delivered to the Lender by the Company covering the Collateral respectively therein described (and, to the extent provided in any Purchase Agreement respecting such Vessel, the Company shall deliver or cause to be delivered to Lender, evidence of insurance regarding such Vessel during construction naming Lender as loss payee).  A financing statement with respect to such Collateral shall have been filed in each jurisdiction reasonably requested by the Lender.

(f)                                    [Reserved].

(g)                                 Consents, Approvals, Etc.  There shall have been delivered to the Lender a copy of each consent, if any, required to be obtained by the Company or any Subsidiary in connection with this Agreement and the transactions contemplated hereby, including, without limitation, those required to be obtained from creditors, governmental agencies, stockholders and Persons who are parties to agreements with the Company or stockholders.

(h)                                 Proceeds.  There shall be delivered to the Lender evidence satisfactory to the Lender as to the disposition of the proceeds of the applicable Loan in accordance with Section 2.7 hereof and with the applicable Note.

(i)                                     Legal Matters.  All legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to the Lender and its counsel.

(j)                                     Guarantee Agreement.  A Guarantee Agreement shall have been executed and delivered to the Lender by each Guarantor.

(k)                                  [Reserved].

(l)                                     Liens.  There shall be delivered to the Lender evidence satisfactory to the Lender that (except for liens in favor of or arising through the Builder which shall be extinguished upon the final delivery of the applicable Vessel) there are no recorded liens against the applicable Vessel (or that due provision, in the Lender’s sole judgment, has been made for the discharge of any liens of record against the applicable Vessel).

(m)                               Material Adverse Change.  There shall have occurred no Material Adverse Change.

3.2                                 Additional Conditions to Loans.

In addition to the conditions precedent set forth in Section 3.1 hereof, the obligation of the Lender to make any Loan to be made by it hereunder on the date of the initial Loan respecting any Vessel that is not a new building Vessel or on the date of the final Loan respecting the completion and final delivery to the Company of any new building Vessel with respect to which prior Loans have been advanced shall be subject to the fulfillment of the following conditions precedent on or prior to the date of such Loan (each document referred to hereafter being in form and substance satisfactory to Lender and its counsel):

(a)                                  Legal Opinion.  There shall have been delivered to the Lender a legal opinion of counsel for the Company regarding the creation and perfection of the liens in favor of the Lender on the Collateral under the applicable Mortgage and other Principal Documents, which counsel shall be acceptable to the Lender, and which legal opinion shall be in form and substance reasonably acceptable to the Lender; provided no opinion need by given respecting whether any Collateral secures any Swap Obligations under any Swap Agreement not then in effect..

(b)                                 Certificate of Documentation; Mortgage.  The applicable Vessel shall have been documented as a vessel of the United States with a coastwise endorsement in the name of the Company and the applicable Mortgage shall have been duly executed and delivered to the Lender upon the applicable Vessel, shall have been duly filed for recording, and shall constitute a first preferred mortgage upon the applicable Vessel.

(c)                                  The Assignments.  The applicable Assignments shall have been duly executed and delivered to the Lender by the Company covering the Collateral respectively therein described.  A financing statement with respect thereto shall have been filed in each jurisdiction reasonably requested by the Lender.  The Lender shall have been furnished with evidence satisfactory to it (including, without limitation, a copy of the applicable insurance policy if requested by Lender) that all coverages and arrangements required by the terms of the applicable Mortgage with respect to insurances on the applicable Vessel have been duly effected, with acknowledgments of the applicable Insurance Assignment from insuring parties and with such opinions from marine insurance brokers regarding such coverages and arrangements as are provided for in the applicable Mortgage.

(d)                                 Class.  There shall have been delivered to the Lender an interim certificate of the American Bureau of Shipping dated not more than ten (10) days prior to the date of such initial or final Loan, as applicable, respecting a particular Vessel showing the applicable Vessel to be entitled to the highest classification and rating for vessels of the same age and type in said America Bureau of Shipping and with no recommendations.

(e)                                  Liens.  There shall be delivered to the Lender evidence satisfactory to the Lender that (except for the applicable Mortgage and liens in favor of or arising through the Builder which shall be extinguished upon the final delivery of the applicable Vessel) there are no recorded liens against the applicable Vessel (or that due provision, in the Lender’s sole judgment, has been made for the discharge of any liens of record against the applicable Vessel).

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans to be made by it hereunder, the Company as of the date hereof and as of the date of the funding of each Loan hereunder represents and warrants to the Lender that:

4.1                                 Organization and Qualification.

The Company is a limited partnership duly organized, validly existing and in good standing as such under the laws of the State of Delaware, and the Company is duly qualified and in good standing in each jurisdiction wherein the conduct of its business or the ownership of its properly requires such qualification.  The Company is a citizen of the United States within the meaning of 46 U.S.C. Sections 802, et. seq. (as amended from time to time, the “Shipping Act”), 46 U.S.C. Sections 12101, et. seq. (as amended from time to time, the “Documentation of Vessels Act”), 46 U.S.C. Sections 31301, et. seq. (as amended from time to time, the “Commercial Instruments and Maritime Liens Act”) and 46 CFR Part 67 (as amended from time to time, the “Citizenship Regulations”).

4.2                                 Corporate Power and Authorization.

The Company has full power, under law, and under its organic documents, to make, deliver and perform this Agreement, the Notes, each of the other Principal Documents and any Swap Agreements to which it is a party, to borrow hereunder and create the collateral security interests for which the Principal Documents provide, and has taken all necessary action to authorize the borrowings under this Agreement on the terms and conditions hereof and the execution, delivery and performance by the Company of this Agreement, the Notes, and the other Principal Documents and any Swap Agreements to which it is a party.  No consent of any other Person or entity (including any general or limited partners in the Company) and no consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency (including, without limitation, the Maritime Administration) is required in connection with the execution, delivery, performance, validity or enforceability of the Principal Documents and any Swap Agreements to which it is a party, except the consent of the general partner of the Company to the transactions contemplated hereby such as have been obtained and are in full force and effect (or will be obtained prior to the extension of credit hereunder), and a true copy of each thereof has heretofore been delivered to the Lender.  The execution, delivery and performance by the Company of the Principal Documents and any Swap Agreements to which it is a party and compliance by the Company with the terms hereof and thereof are not in contravention of, and will not result in a breach of, any of the terms of the Company’s organic documents or any loan agreements or indentures of the Company, or any other contract, agreement or instrument to which the Company is a party or under which it is bound.

4.3                                 No Legal Bar on Company.

The execution, delivery and performance of the Principal Documents and any Swap Agreements to which the Company is a party, will not violate any provision of any existing law or regulation, or order or decree of any court, governmental authority, bureau or agency, or the organic documents of the Company, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Company is a party or which purports to be binding upon it or any of its property or assets, and will not result in the creation or imposition of, or perfection of any right to create or impose, any lien, charge or encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement.

4.4                                 No Material Litigation.

No litigation, arbitration proceeding or administrative proceeding of or before any governmental body or arbitration tribunal, other than routine litigation and proceedings incidental to its business and covered by insurance, which, if adversely determined, would materially and adversely affect the Company, is presently pending, nor, to the knowledge of the Company, is any such litigation or proceeding presently threatened in writing against the Company, any Guarantor or any of the property, if any, thereof.

4.5                               [Reserved].

4.6                                 Ownership of Properties, Liens.

The Company has good title to its properties and assets, real and personal.

4.7                                 No Default.

The Company is not nor is any Guarantor in default in the payment or performance of any of its obligations for borrowed money, or in the performance of any material obligation under any contract, agreement, mortgage or other undertaking to which it is a party which, if uncorrected, would result in a Material Adverse Change, and no event specified in Section 7 hereof has occurred and is continuing, whether or not any requirement for notice or lapse of time, or both, or any other condition has been satisfied.

4.8                                 Taxes.

The Company and each Guarantor has filed or caused to be filed all tax returns required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it, and no tax liens of any kind have been filed and no claims are being asserted with respect to such taxes.

4.9                                 Financial Condition.

(a)                                  The audited consolidated financial statements of K-Sea Transportation Partners, L.P. dated as of June 30, 2004, as filed with the Securities and Exchange Commission on September 27, 2004, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries (including the Company) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

and (iii) show all material indebtedness and other liabilities, direct or contingent, of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries (including the Company) as of the date thereof, including liabilities for taxes and material commitments.

(b)                                 The unaudited consolidated financial statements of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries (including the Company) dated as of December 31, 2004, as filed with the Securities and Exchange Commission on February 10, 2005, and the related consolidated statements of income or operations, partners’ capital and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries (including the Company) as of the date thereof and their results of operations for the period covered thereby , subject in the case of clauses (i) and (ii), to normal year-end audit adjustments.

(c)                                  The Company has not entered into any material contractual commitment or contingent liability which is not reflected in the aforesaid financial statements or has not otherwise been heretofore disclosed to the Lender in writing.

(d)                                 There has been no Material Adverse Change since the respective dates of the financial statements referenced in Sections 4.9(a) and (b); and such financial statements do not fail to disclose any facts which might result in a Material Adverse Change respecting the financial condition of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries.

4.10                           Franchises, Licenses, Etc.

The Company is possessed of all necessary franchises, certificates, licenses, permits and approvals, required to enable it to engage in the business of operating vessels such as the Vessels in the manner in which its operations are currently conducted, and the Company is not in default under any term or condition contained in any such franchise, certificate, license, permit or approval.  The Company and its Subsidiaries have complied with all requirements of law relating to the business as conducted by any of them and with all applicable rules and regulations promulgated by Marad, the Federal Maritime Commission, the United States Coast Guard, and any other governmental authority having jurisdiction over the Company and its Subsidiaries.

4.11                           Subsidiaries.

The Company is not the legal or beneficial owner of any shares in, or other indicia of ownership of, any Person, firm, corporation or business entity, except K-Sea Transportation, Inc. and Inversiones Kara Sea Srl, a Venezuelan company.

4.12                           ERISA.

Each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), maintained by the Company or by any of its Affiliates complies with all applicable requirements of ERISA and of the Internal Revenue Code of 1954 (“Code”), as amended, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code.  No Reportable Event within the meaning of Section 4043 of ERISA has occurred and is outstanding with regard to any employee benefit plan of the Company or of any of its Affiliates.  Neither the Company nor any of its Affiliates has incurred, in connection with any employee benefit plan to which any of them contributes, any material liability to the Pension Benefit Guarantee Corporation established under ERISA.

4.13                           Disclaimer.

The Company recognizes that the Lender acts solely as a Lender and has no responsibility for, nor makes any representations or warranties as to, the Vessels, their merchantability or fitness for use or for any purpose, their design, condition, capacity, desirability, workmanship, assembly or conformity with requirements of law or regulation, all of which are the responsibility of the Company.

4.14                           Ownership/Title.

The Company owns the applicable Collateral or the Company will purchase and/or acquire rights in the Collateral concurrently when the Loans are made under the Principal Documents; provided, the Company will not own or acquire rights in any new building Vessel described in Section 3.2 prior to the date of delivery of the applicable Vessel to the Company under the applicable Purchase Agreement.  The Company authorizes the Lender to disburse Loan proceeds directly to the Builder or other seller of the Collateral.  The Collateral is free and clear of all liens, security interests, and claims except those in favor of, or arising through, the Builder, those previously reported in writing to the Lender, and those granted to the Lender hereunder or expressly permitted herein.  The Company has (or will have concurrently when the final Loan is made under the Principal Documents with respect to a particular Vessel) good and marketable title to such Vessel and any additional Collateral relating thereto and will warrant and defend same against all claims.  The Company has provided (or, if not yet entered into, will provide promptly upon the entering into thereof) the Lender with true and correct copies of all agreements constituting part of the Collateral (including, without limitation, all charter agreements and leases, in each case of greater than one year’s duration, with respect to the applicable Vessel).

4.15                           Name and Offices.

The Company’s exact legal name as it appears on its charter or other organic documents, including as to punctuation and capitalization, is “K-Sea Operating Partnership, L.P.” and its jurisdiction of organization for purposes of Article 9 of the Uniform Commercial Code is Delaware.  The principal place of business and chief executive office of the Company is 3245 Richmond Terrace, Staten Island, NY 10303.

SECTION 5

AFFIRMATIVE COVENANTS

The Company covenants that from and after the date of this Agreement and so long as any amount remains unpaid under any of the Notes, it will, and if the Company shall have any Subsidiary it will cause such Subsidiary to:

5.1                                 Financial Statements.

Deliver to the Lender the following, in form and detail satisfactory to the Lender, which delivery shall be considered to have taken place when filed with the Securities and Exchange Commission:

(a)                                  as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of K-Sea Transportation Partners, L.P., a consolidated balance sheet of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries (including the Company) as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of K-Sea Transportation Partners, L.P., a consolidated balance sheet of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries (including the Company) as at the end of such fiscal quarter, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal quarter and for the portion of K-Sea Transportation Partners, L.P.’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer of K-Sea Transportation Partners, L.P. as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  from time to time such further information regarding the business, affairs and financial condition of the Company and any of its Subsidiaries and any Guarantors (including projections of profits, losses and cash flow for the period during which the loans hereunder are scheduled to be outstanding) as the Lender may request.

5.2                                 Taxes.

Pay and discharge, and cause each Subsidiary to pay and discharge, any taxes, assessments and governmental charges or levies that may be imposed upon the Company and each Subsidiary or upon its, or their, income or profits or upon any of its, or their, property prior to the date on which penalties attach thereto and all lawful claims which, if unpaid might become a lien or charge upon its, or their, property.

5.3                                 Change in Corporate Structure or Location.

Provide the Lender with thirty (30) days’ prior written notice if the Company (a) alters its existence as a limited partnership or, in one transaction or a series of transactions, merges into or consolidates with any other entity, or sells all or substantially all of its assets, (b) changes its state of formation or (c) changes its registered name.  As a result of any of the foregoing, the Company will file any amendments to any previously filed Uniform Commercial Code financing statements as the Lender may require.

5.4                                 Insurance.

Maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which it operates and as shall be reasonably satisfactory to the Lender, and with respect to the Vessels, comply with the requirements of the Mortgages and the Insurance Assignments concerning insurance.

5.5                                 Citizenship.

Be a citizen of the United States in full satisfaction of the Citizen Requirements, including without limitation being a citizen for operation of the Vessels in the trades in which the Vessels are from time to time operated.

5.6                                 Notice of Default; Litigation.

Promptly give notice in writing to the Lender of (a) the occurrence of any Event of Default under this Agreement or the occurrence of any event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default under this Agreement, (b) the occurrence of any litigation or arbitration proceedings affecting the Company or any Guarantor wherein the uninsured amounts involved exceed in the aggregate One Million Dollars ($1,000,000), unless such amounts are reasonably likely to be covered by insurance, and without limiting the foregoing, the occurrence of any litigation or arbitration proceedings affecting the Company or any Guarantor wherein the amounts involved exceed Ten Million Dollars ($10,000,000), regardless whether such amounts are reasonably likely to be covered by insurance, and (c) any formal dispute between the Company and any governmental regulatory body or any other party which could or might, if determined adversely to the Company, result in a Material Adverse Change.

5.7                                 Payment of Obligations.

Pay and discharge when due all of its respective obligations for borrowed money and pay when due all other obligations and liabilities except where the same may be contested in good faith and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

5.8                                 Maintenance of Existence and Properties.

Maintain its existence as a limited partnership, and all rights and franchises including, without limitation, its franchises, licenses, certificates, permits and approvals to carry on the operation of the Vessels and maintain and cause each Subsidiary to maintain, its properties in good working order and condition.  The Company will continue to engage in business of the same general type as now conducted by it.

5.9                                 Officer’s Certificates.

Furnish the Lender prior to or concurrently with the delivery of the financial information set forth in Section 5.1 of this Agreement, a Compliance Certificate of the chief financial officer of K-Sea Transportation Partners, L.P., in form, scope and content satisfactory to the Lender, demonstrating compliance by K-Sea Transportation Partners, L.P. with Sections 5 and 6 of this Agreement, and stating that no Event of Default (as defined in Section 7 of this Agreement) and no event which with the giving of notice or lapse of time or both would constitute such an Event of Default exists under this Agreement, or if such an event exists, specifying the nature thereof.

5.10                           Other Acts.

Execute and deliver, or cause to be executed and delivered, to the Lender all further documents and perform all other acts and things which the Lender deems reasonably necessary or appropriate to protect or perfect any security interests in any property securing payment of any Loans hereunder to the Lender.

5.11                           No Change of Control.

Ensure that no Change of Control shall occur.

5.12                           Waivers.

Waive presentment, demand, protest, notice of dishonor, notice of default, demand for payment, notice of intention to accelerate, and notice of acceleration of maturity.  The Company further covenants that neither the Company nor any Subsidiary (if any) asserts or will assert against the Lender as a defense (legal or equitable), as a set-off, as a counterclaim, or otherwise, any claims which the Company or any Subsidiary (if any) may have against any seller or lessor that provided personal property or services relating to any part of the Collateral.  To the extent permitted by law, and except as otherwise expressly provided in any Principal Document, upon the occurrence and during the continuance of an Event of Default, the Company and any Subsidiary (if any) waives any and all rights to notice or to hearing prior to Lender’s taking immediate possession or control of any Collateral, and to any bond or security which might be required by applicable law prior to the exercise on any Collateral.

5.13                           Extensions; Releases.

Acknowledge (without further documentation) that the Lender may extend or renew any of the Company’s obligations pursuant to the Principal Documents and grant any releases, compromises or indulgences with respect to any security for such obligations, or with respect to any party liable for such obligations, all without notice to or consent of the Company and without affecting the liability of any Principal Document or the enforceability of any Principal Document.

5.14                           First Priority.

At all times (but with respect to insurances, to the extent permitted by applicable law), cause the Lender’s security interest in the Collateral to be a valid, perfected first priority security interest in the Collateral, except for Permitted Liens (as such are identified in the Mortgages).

5.15                           Solvent.

Maintain fair saleable value of each such entity’s assets in excess of its liabilities and meet its debts as they mature and maintain such solvent conditions as long as the Principal Documents are in effect.

5.16                           Execution of Uniform Commercial Code Financing Statements.

Authorizes the Lender at the expense of the Company to file financing statements with respect to the Collateral without the signature of the Company in such form and in such filing offices as the Lender reasonably determines appropriate to perfect the security interests of the Lender under the applicable Principal Documents.  A carbon, photographic or other reproduction of the applicable Principal Document shall be sufficient as a financing statement for filing in any jurisdiction.  For purposes of such financing statement, the Company, as applicable, shall be deemed to be the debtor, and the Lender shall be deemed to be the secured party.  The address of the Company is as set forth in Section 8.4 hereof or as the Company may otherwise notify the Lender in accordance with Section 8.4.

5.17                           Assignments.

Collaterally assign to Lender pursuant to (x) a General Assignment of Freights covering all freights, hires and earnings respecting the applicable Vessel and (y) a Collateral Assignment of each lease, charter or other agreement or arrangement for the use of any Vessel which is, in each case, for a duration of more than one (1) year.

SECTION 6

NEGATIVE COVENANTS

The Company covenants and agrees that from and after the date of the initial Loan under this Agreement and so long as any amount remains unpaid on account of the Notes, it will not (nor will it permit K-Sea Transportation Partners, L.P. to do any of the following) without the prior written consent of the Lender:

6.1                                 Prohibition on Assignment by the Company.

Sell, lease, transfer or otherwise dispose of, whether or not in a taxable transaction, (a) all or a substantial portion of the assets of the Company (or K-Sea Transportation Partners, L.P., as the case may be), or (b) an operation, line of business, division, or subsidiary that represents more than a substantial portion of either the total assets or consolidated revenues of the Company (or K-Sea Transportation Partners, L.P., as the case may be), with substantial portion meaning, in either case, greater than thirty-five percent (35%) (in any case, a “Prohibited Transfer”), nor enter into any agreement contemplating such a Prohibited Transfer.  A Prohibited Transfer shall also be deemed to have occurred, without limitation, upon (a)  any failure of compliance with Sections 5.11 or 6.2 hereof or (b) the issuance of additional stock, membership interest, partnership interest, any other similar interest or securities convertible into additional stock, membership interest, partnership interest or any other similar interest or the occurrence of any other transaction, if the issuance or occurrence results or could result in a Change of Control.

6.2                                 Limitations on Fundamental Changes.

Change its limited partnership existence, dissolve, reorganize, restructure or liquidate, or consolidate with, or merge into, any other Person, or permit any other Person to merge into or consolidate with it, or acquire all or any part of the assets or capital stock, membership interest or any other similar interest of or with respect to any other Person, if such acquisition is analogous in either purpose or effect to a consolidation or merger.

6.3                                 Limitations on Lien Filings.

File or permit to be filed any financing statement under the Uniform Commercial Code or file or permit to be filed any other document with any filing registry, governmental office or quasi-governmental office in respect of any Collateral which this Agreement contemplates are or will be pledged to the Lender, except in favor of the Lender.

SECTION 7

EVENTS OF DEFAULT

Upon the occurrence of any of the following events of default (each being herein sometimes called an “Event of Default”):

(a)                                  (i) Except as provided in clause (ii) of this Section 7(a), failure to pay any installment of principal of the Note when due, or any interest on the Note when due, and in each case such failure shall continue for two (2) Business Days, or any expenses of the Lender within ten (10) Business Days after the due date set forth in a written notice thereof, or (ii) failure to pay any principal of or interest on the Note due on the Maturity Date;

(b)                                 If any material representation, warranty or other statement made by the Company or Guarantor in any Principal Document or in any certificate, financial or other statement furnished at any time under or in connection therewith shall prove to have been untrue in any material respect on the date as of which made;

(c)                                  Default by the Company in the observance or performance of any of the obligations, covenants and agreements contained in Sections 2.8, 5.4, 5.11, 5.12, 5.13 or 5.14 or Section 6 of this Agreement;

(d)                                 Except as set forth in Section 7(c), default by the Company in the observance or performance of any other obligation, covenant or agreement contained in any Principal Document, and the continuance of the same for ten (10) Business Days after receipt by the Company of notice of such default from the Lender;

(e)                                  A “Default” (as defined in any Mortgage) shall have occurred and be continuing;

(f)                                    Except as set forth in Sections 7(b), 7(c), 7(d), or 7(g), any party (other than the Lender or any Affiliate of Lender) to any Principal Document shall breach any obligation of such party thereunder and such breach shall continue for 30 days after the Company shall have knowledge of such breach or any material representation or warranty made by any such party therein shall prove to be untrue in any material respect at the time made;

(g)                                 Any Guarantor shall default in the performance of any of its obligations under its Guarantee Agreement;

(h)                                 If there shall occur and be continuing any default by the Company or any Guarantor (or any of their respective Affiliates in the case of clause (i) of this Section 7(h)) regarding (i) any other obligation, credit agreement, conditional sales contract, lease, interest rate swap agreement (including any Swap Agreement) or other agreement, document or instrument with or in favor of the Lender or any of its Affiliates or (ii) any other material obligation, credit agreement, conditional sales contract, lease or other agreement, document or instrument with or in favor of any Person other than the Lender or any of its Affiliates, provided, in each of the foregoing clauses (i) and (ii), the Lender or the relevant Affiliate of the Lender or other Person shall have accelerated such relevant obligations;

(i)                                     The Company, any Guarantor or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company, any Guarantor or any Subsidiary thereof seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief; or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Company, any Guarantor or any Subsidiary thereof shall take any corporate or other action to authorize any of the actions set forth in this Section (i);

(j)                                     The termination of any defined benefit plan, described in Section 414(j) or Section 414(k) of the Code, that is maintained by the Company or by any Guarantor, or to which the Company or any Guarantor contributes, the present value of the benefits of which that may be guaranteeable under Title IV of ERISA exceeds the amount of plan assets allocable to such benefits;

(k)                                  There occurs any Material Adverse Change; or

(l)                                     Any Purchase Agreement is terminated or the Vessel to be acquired by the Company thereunder is not delivered and accepted by the Company on or prior to the Commitment Expiration Date;

then, and in any such event, the Lender may declare the Commitment terminated at once and the Notes to be forthwith due and payable, whereupon the Commitment shall be terminated and the principal amount of the Notes, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Note to the contrary notwithstanding, provided, however, that if any Event of Default of the type specified in clause (i) above shall occur then such termination of the Commitment and acceleration of the Notes shall occur automatically upon the happening of such event without the necessity of any such declaration.

SECTION 8

MISCELLANEOUS

8.1                                 Waiver of Default.

The Lender may, but only by written notice to the Company, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof or any event of default which shall have occurred hereunder and its consequences.  Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice.  In the case of any such waiver, the Company and the Lender shall be restored to their former position and rights hereunder and under any Notes issued hereunder, respectively, and any default or any event of default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other event of default, or impair any right consequent thereon.

8.2                                 Amendment.

The Agreement may be amended or supplemented, but only by a writing executed on behalf of the party to be charged by an officer thereof thereunto duly authorized.

8.3                                 Reimbursement of Lender.

The Company hereby agrees to reimburse the Lender for all reasonable, documented fees, costs and expenses, including without limitation all outside counsel fees and disbursements, recording fees, and recording and stamp taxes, incurred by the Lender in connection with the preparation and the enforcement of, and collection of amounts due under, any of the Principal Documents and any documents or proceedings contemplated thereby.

8.4                                 Notices.

All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made when personally delivered or when sent by facsimile transmission, or if deposited in the mails during regular business hours, postage prepaid, via registered mail, on the third (3rd) Business Day thereafter or if earlier, on the date actually received, addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

The Company:	if by United States Postal Service or facsimile transmission:

K-Sea Operating Partnership, L.P.
3245 Richmond Terrace
Staten Island, NY 10303
Attention: John Nicola, C.F.O.
Facsimile No.: (718) 815-4650

if by overnight delivery service:

K-Sea Operating Partnership, L.P.
3245 Richmond Terrace
Staten Island, NY 10303
Attention: John Nicola, C.F.O.

The Lender:	if by United States Postal Service or facsimile transmission:

First Union Commercial Corporation
One Wachovia Center
Mail Code NC0738
Charlotte, North Carolina 28288-0738
Attention: Linda H. Minter
Facsimile No.: (704) 383-1572

if by overnight delivery service:

First Union Commercial Corporation
301 South College Street, 18th Floor
Charlotte, North Carolina 28202
Attention: Linda H. Minter

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

8.5                                 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided for herein are cumulative and not in derogation of any rights or remedies provided by law.  No illegality on the part of any provision of this Agreement shall extend to or affect the enforceability of any other provision.

8.6                                 Survival of Agreements.

All agreements, representations and warranties made herein shall survive the delivery of the Notes and the making of the Loans hereunder and thereunder.

8.7                                 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Company and the Lender, and their respective successors and assigns, except that the Company may not assign or otherwise transfer its rights and obligations hereunder whether as the result of operation of law or otherwise, without the written consent of the Lender.  Lender may from time to time, with written notice to the Company sell, assign, transfer, participate, pledge or otherwise dispose of all or any part of the Notes or other obligations hereunder and/or this Agreement and/or its interest in the collateral therefor and/or any or all of the other Principal Documents (hereafter the “Obligations”).  In such event each and every immediate and successive purchaser, assignee, transferee, participant, pledgee or holder of all or any part of the Obligations (each a “Holder”) shall have the right to enforce this Agreement and the other such Principal Documents, by legal action or otherwise, for its own benefit as fully as if such Holder were herein by name specifically given such rights.  The Company agrees that the rights of any such Holder hereunder or with respect to the related Obligations shall not be subject to any defense, set off or counterclaim except those that the Company may assert or claim against the Lender, and that any such Holder shall have all of the Lender’s rights and obligations hereunder so purchased, assigned or transferred.  The Lender shall have an unimpaired right to enforce this Agreement for its benefit with respect to that portion of the Obligations the Lender has not sold, assigned, transferred, participated, pledged, or otherwise disposed of.

8.8                                 Counterparts.

This Agreement may be executed in any number of separate counterparts each of which shall be an original and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

8.9                                 Holiday Payments.

If any payment to be made by the Company hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

8.10                           Construction; Arbitration.

(a)                                  THIS AGREEMENT, THE OTHER PRINCIPAL DOCUMENTS AND THE LEGAL RELATIONS OF THE COMPANY AND THE LENDER HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES REGARDING THE CHOICE OF LAW.  THE COMPANY AND THE LENDER HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER AND UNDER THE OTHER PRINCIPAL DOCUMENTS, AND EXPRESSLY WAIVE ANY OBJECTIONS THAT EITHER OF THEM MAY HAVE TO THE VENUE OF SUCH COURTS.  THE COMPANY AND THE LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT AND/OR THE OTHER PRINCIPAL DOCUMENTS.

(b)                                 Notwithstanding the foregoing provisions of Section 8.10(a), upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Principal Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  The number of arbitrators shall be three.  Each party shall nominate an arbitrator, who shall be neutral, independent, and disinterested, and the two so chosen shall appoint the third arbitrator, who shall be neutral, independent and disinterested and who shall act as the chairperson.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be selected by the AAA.  The place of the arbitration shall be New York, New York, provided however, that hearings may be held elsewhere for the convenience of the parties or to obtain evidence or testimony from any person, including without limitation, the testimony, documentary evidence, or deposition of any non-party.  Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future.  The arbitrators are not empowered and shall not have the authority to award damages such as punitive, exemplary, or statutory damages in addition to compensatory damages, and each party  hereby irrevocably waives any right to recover such damages with respect to any Dispute hereunder.  The award shall be in writing, signed by a majority of the arbitrators, and shall set for the in detail the reasons for the disposition of any claim.  A judgment upon the award may be entered in any court having jurisdiction. Except as may be required by law, no party or arbitrator may disclose the existence, content, or results of any arbitration hereunder without prior written consent of the parties.  Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Swap Agreements.

8.11                           Contracts of Affreightment and Charters.

Notwithstanding any contract of affreightment or charter regarding any Vessel, the Company shall remain fully responsible for all its obligations pursuant to the Principal Documents.

8.12                           Swap Agreements.

All Swap Agreements are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of any Principal Document, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to the Loan shall not apply to said Swap Agreements unless expressly referred to in such payoff statement.

8.13                           General Indemnity.

The Company shall protect, indemnify and save harmless on an after-tax basis Lender from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) imposed upon, incurred by or asserted against Lender or any Affiliate of Lender on account of (i) the Principal Documents, the Swap Obligations, or any failure or alleged failure of the Company or any Guarantor to comply with any of the terms or representations of this Agreement, any other Principal Document, any agreement or document evidencing the Swap Obligations, or the breach of any provisions thereof; (ii) any claim of loss or damage to the Collateral or any injury or claim of injury to, or death of, any person or property that may be occasioned by any cause whatsoever pertaining to the Collateral or the use, ownership or operation thereof, (iii) any failure or alleged failure of the Company to comply with any law, rule or regulation applicable to the Collateral or the use, ownership or operation of the Collateral (including, without limitation, the failure to pay any taxes, fees or other charges), (iv) any Damages whatsoever by reason of any alleged action, obligation or undertaking of Lender relating in any way to or any matter contemplated by the Principal Documents, or the Swap Agreements, or (v) any claim for brokerage fees or such other commissions relating to the Collateral; provided that such indemnity shall be effective only to the extent of any Damages that may be sustained by Lender, or any Affiliate of Lender, as applicable, in excess of any net proceeds received by it from any insurance of the Company (other than self-insurance) with respect to such Damages.  Nothing contained herein shall require the Company to indemnify Lender or any Affiliate of Lender for any Damages resulting from such Person’s gross negligence or its willful misconduct.  The indemnity provided for herein shall survive payment of the Obligations and the Swap Obligations and shall extend to each Affiliate of Lender and the officers, directors, employees and duly authorized agents of Lender and each Affiliate of Lender.  In the event Lender incurs any Damages arising out of or in any way relating to the transaction contemplated by the Loan Documents (including any of the matters referred to in this section), the amounts of such Damages shall be added to the Obligations, shall bear interest, to the extent permitted by law, at the interest rate borne by the Obligations from the date incurred until paid and shall be payable on demand.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP, L.P.

By:	K-Sea OLP GP, LLC, its General Partner

By:	/s/ John J. Nicola
Name:	John Nicola
Title:	Chief Financial Officer

FIRST UNION COMMERCIAL CORPORATION

By:
Name:
Title:

Exhibit A

PROMISSORY NOTE

Floating Rate

                    , 200

DEBTOR:

K-Sea Operating Partnership, L.P.

3245 Richmond Terrace

Staten Island, NY 10303

SECURED PARTY:

First Union Commercial Corporation

One Wachovia Center

Mail Code NC0738

Charlotte, North Carolina 28288-0738

PAYMENT. For value received, Debtor promises to pay to the order of Secured Party, in lawful money of the United States of America, at its office indicated above or wherever else Secured Party may specify, (i) the lesser of (x) $                      , and (y) the aggregate amount of principal advanced hereunder, (which amount, together with all other advances made by Secured Party under the Loan Agreement (defined below) shall not exceed in the aggregate the sum of                          AND     /100 DOLLARS ($                      ) without the prior written consent of Secured Party), (ii) interest on the unpaid principal balance at the rate and on the terms provided in this promissory note (including all renewals, extensions or modifications hereof, the “Note” and the amounts becoming due hereunder, being the “Loan” or “Loans”) and (iii) all other amounts coming due hereunder and under the Loan Agreement (as defined below).  The principal amount has been or may be advanced to Debtor as provided herein and as provided in the Loan Agreement in connection with the purchase of the Vessel (as defined in the Loan Agreement) more particularly described as that certain                           constructed [or to be constructed] by [                            ], as  Builder, as Hull No.       [for the Company], and documented under the laws of the United States as                          , Official Number                          , or for progress payments thereon under the terms of the Purchase Agreement (as defined in the Loan Agreement), any and all parts and accessories that become or are intended to become a part of the Vessel and which are financed by Secured Party, to retire any debts secured by the Vessel, and to fund the return of some or all of Debtor’s deposits paid under the Purchase Agreement.  This Note is the “Note”, and the obligations of the undersigned hereunder are “Obligations” secured by the “Collateral”, as such terms are defined or referred to in the Loan Agreement between the undersigned and Secured Party dated as of March     , 2005 (as amended, modified, supplemented, restated and/or replaced from time to time, the “Loan Agreement”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Loan Agreement.  The Loan Agreement is hereby incorporated herein by reference.

INTEREST RATE.  Interest shall accrue on the outstanding principal balance of this Note from the date hereof at a variable rate of interest, adjusted monthly, equal to the Index Rate (as hereinafter defined) plus one and five one hundredths percent (1.05%) per annum (the “Interest Rate”), provided that the Interest Rate shall be the Default Rate if an Event of Default has occurred and is continuing.  The “Index Rate”

for the calculation of interest payable with any Payment shall be the rate per annum for U.S. dollar deposits for a thirty (30) day maturity as reported on Telerate page 3750 as of 11:00 a.m. London time, on the second Business Day before the first day of such Interest Period (or if not so reported, then as determined by the Secured Party from another recognized source or interbank quotation).  “Business Day” means any day other than (i) Saturday, Sunday or other day on which commercial banks are authorized or obligated to close under the laws of the United States, New York or North Carolina and (ii) a day on which dealings in the United States dollar deposits are not carried on in the London inter-bank eurodollar market.

LIBOR INDEMNIFICATION.  The Debtor shall indemnify Secured Party against Secured Party’s loss or expense as a consequence of (a) the Debtor’s failure to make any payment when due under this Note, (b) any payment, prepayment or conversion of any loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof (“Indemnified Loss or Expense”).  The amount of such Indemnified Loss or Expense shall be determined by Secured Party based upon the assumption that Lender funded 100% of that portion of the loan in the London interbank market.]

DEFAULT RATE.  In addition to all other rights contained in this Note, if an Event of Default occurs and as long as an Event of Default continues, all outstanding Obligations shall bear interest at the Default Rate.  The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST COMPUTATION.  Interest shall be computed on the basis of actual days elapsed and a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”).  The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period.

REPAYMENT TERMS. Accrued interest on a Loan shall be payable in arrears on the first day of the month immediately succeeding the date of the advance of such Loan and on the first day of each month thereafter and on the Maturity Date (each such date a “Payment Date”); provided that any Payment Date that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.  Interest only shall be payable through the Commitment Expiration Date, and thereafter, the principal amount of the Loans shall be due and payable in (i) eighty-four (84) consecutive monthly principal payments of principal in the amount of $                   , plus accrued interest and (ii) an additional amount due with the eighty-fourth (84th) payment equal to the remaining outstanding balance of the Loan, $                          , or if larger, the entire remaining principal balance outstanding as shown on the records of the Secured Party, plus any other amounts due hereunder or under the Principal Documents.  The foregoing is based on the assumption that the full principal of $                                 has been advanced prior to the Commitment Expiration Date.  All principal and accrued interest shall be due and payable eighty-four (84) months after the Commitment Expiration Date (the “Maturity Date”).

PREPAYMENT.  The entire unpaid principal balance of this Note may be prepaid in full (but not in part) on any scheduled Payment Date hereunder upon thirty (30) days’ prior written notice to the Secured Party.  Such a prepayment may be exercised to the extent the following conditions are met: (a) if such prepayment occurs after the date hereof and on or prior to the first anniversary date hereof, on the date designated for such prepayment of the Note, the Secured Party shall have received an additional amount equal to five percent (5.0%) of the then outstanding principal balance on the Note as shown on the records of the Secured Party for such date (before taking into account any payments of principal paid on such date) in good, immediately available funds; (b) if such prepayment occurs after the first anniversary date hereof and on or prior to the second anniversary date hereof, on the date designated for such prepayment of the Note, the Secured Party shall have received an additional amount equal to four percent (4.00%) of the then outstanding principal balance on the Note as shown on the records of the Secured Party for such date (before taking into account any payments of principal paid on such date) in good, immediately available funds; (c) if such prepayment occurs after the second anniversary date hereof and on or prior to the fifth anniversary date hereof, the Secured Party shall have received an additional amount equal to three percent (3.0%) of the then outstanding principal balance on the Note as shown on the records of the Secured Party for such date (before taking into account any payments of principal paid on such date) in good, immediately available funds; (d) if such prepayment occurs after the fifth anniversary date hereof or at any time to the extent such prepayment is the result of a Loss Event, no prepayment premium shall be due; and (e) on the date designated for any such prepayment of the Note, the Secured Party shall have received all principal and interest payable with respect to the Note and any other amount due and payable or accrued, under the Note, the Loan Agreement or any other Principal Document, including, without limitation, any prepayment or breakage charges as set forth in any applicable hedge documentation.  Except as set forth in this paragraph, this Note may not be prepaid.

SWAP AGREEMENTS.  All Swap Agreements are independent agreements governed by the written provisions thereof, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise provided in such Swap Agreements, and any payoff statement from Secured Party relating to this Note shall not apply to any Swap Agreement unless expressly referred to in such payoff statement.

APPLICATION OF PAYMENTS.  All amounts received hereunder or in respect of this Note or the Obligations shall be applied first, to accrued late charges and any other costs or expenses due and owing hereunder or under the terms of the Loan Agreement; second, to accrued interest; and third, to unpaid principal.  If an Event of Default occurs, monies may be applied to the Obligations and Debtor’s obligations under any Swap Agreement in any manner or order deemed appropriate by Secured Party.

If any payment received by Secured Party under this Note or other Principal Documents is rescinded, avoided or for any reason returned by Secured Party because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Principal Documents as though such payment had not been made.

LATE CHARGE. Should Debtor fail to pay any payment under this Note or any other sum required to be paid Secured Party within fifteen (15) days after the due date thereof, Debtor shall pay a late payment charge equal to four percent (4%) of the delinquent payment, (but not in excess of such rate as may be permitted by applicable law), which shall be in addition to any Default Rate interest.  Acceptance by Secured Party of any late payment without an accompanying late charge shall not be deemed a waiver of Secured Party’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS.  Debtor shall pay all of Secured Party’s or any Secured Party’s Affiliate’s reasonable documented expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration fees and expenses and the fees and expenses of outside paralegals, attorneys and experts, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY.  Regardless of any other provision of this Note or other Principal Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT.  If an Event of Default occurs under this Note or any of the Principal Documents, Secured Party may at any time thereafter, take the following actions:  (i) foreclose its security interest or lien against the Collateral without notice except as otherwise expressly provided in any Principal Document; (ii) accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable; and (iii) exercise any rights and remedies as provided under the Note and other Principal Documents, or as provided by law or equity, and such remedies may be exercised cumulatively.

WAIVERS.  Debtor waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind except as otherwise expressly provided in any Principal Document.  Further, Debtor agrees that Secured Party may extend or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any Collateral securing this Note, or with respect to any other person liable under this Note or other Principal Documents, all without notice to or consent of Debtor or any person who may be liable under this Note or other Principal Documents and without affecting the liability of Debtor or any person who may be liable under this Note or other Principal Documents.

SECURITY AGREEMENT.  The Collateral is held by Secured Party as security for this Note and the payment and performance of any obligations of the Debtor hereunder or under the other Principal Documents.  The provisions of this Note are subject to the Loan Agreement and the other Principal Documents.  Reference is hereby made to the Loan Agreement and the other Principal Documents for a complete statement of the rights of the holder of, and the nature and extent of the security for, this Note.

GOVERNING LAW.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York, including all matters of construction, validity and performance, without regard to its conflicts of laws doctrine.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the date first above written.

MAKER:

K-SEA OPERATING PARTNERSHIP, L.P.

By K-Sea OLP GP, LLC, its General Partner

By:
	Name:	John Nicola
	Title:	Chief Financial Officer

ATTEST/WITNESS:

Name:

Exhibit B

UNCONDITIONAL GUARANTY

                        , 200

K-Sea Operating Partnership, L.P.

3245 Richmond Terrace

Staten Island, NY 10303

Attention:  John Nicola, C.F.O.

(Individually and collectively “Debtor”)

[GUARANTOR]

[ADDRESS]

(Individually and collectively “Guarantor”)

First Union Commercial Corporation

One Wachovia Center

Mail Code NC0738

Charlotte, North Carolina  28288-0738

Attention:  Linda Minter

(Hereinafter referred to as “Lender”)

To induce Lender to make, extend or renew loans, advances, credit, or other financial accommodations to or for the benefit of Debtor, which are and will be to the direct interest and advantage of the Guarantor, and in consideration of loans, advances, credit, or other financial accommodations made, extended or renewed to or for the benefit of Debtor, which are and will be to the direct interest and advantage of the Guarantor, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Lender and any Affiliate of Lender (each, a “Lender Affiliate”), and any of Lender’s or Lender Affiliate’s successors or assigns the timely payment and performance of all liabilities and obligations of Debtor to Lender and any Lender Affiliate, including, but not limited to, all obligations under the Loan Agreement (as defined below) and any other Principal Documents (as defined below), and all obligations of Debtor to Lender or any Lender Affiliate under any Swap Agreement, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or acquired, and all modifications, extensions and renewals thereof, (collectively, the “Guaranteed Obligations”).  This Guaranty is a “Guarantee Agreement”, as such term is defined or referred to in the Loan Agreement between the Debtor and the Lender dated as of March __, 2005 (as amended, modified, supplemented, restated and/or replaced from time to time, the “Loan Agreement”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Loan Agreement.

Guarantor further covenants and agrees:

GUARANTOR’S LIABILITY.  This Guaranty is a continuing and unconditional guaranty of payment and performance and not of collection.  The parties to this Guaranty are jointly and severally obligated hereunder.  This Guaranty does not impose any obligation on Lender to extend or continue to extend credit or otherwise deal with Debtor at any subsequent time.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded, avoided or for any other reason must be returned by Lender, and the returned payment shall remain payable as part of the Guaranteed Obligations, all as though such payment had not been made.

Except to the extent the provisions of this Guaranty give Lender additional rights, this Guaranty shall not be deemed to supersede or replace any other guaranties given to Lender or any Lender Affiliate by Guarantor; and the obligations guaranteed hereby shall be in addition to any other obligations guaranteed by Guarantor pursuant to any other agreement of guaranty given to Lender or any Lender Affiliate and other guaranties of the Guaranteed Obligations.

TERMINATION OF GUARANTY.  Guarantor may terminate this Guaranty only by written notice, delivered personally to or received by certified or registered United States Mail by Lender at the address for notices provided herein.  Such termination shall be effective only with respect to Guaranteed Obligations arising more than 15 days after the date such written notice is received by Lender.  Such termination shall not be effective with respect to Guaranteed Obligations (including any subsequent extensions, modifications or compromises of the Guaranteed Obligations) then existing, or Guaranteed Obligations arising subsequent to receipt by Lender of said notice if such Guaranteed Obligations are a result of Lender’s obligation to make advances pursuant to a commitment, or are based on Debtor’s obligations to make payments pursuant to any Swap Agreement, entered into prior to expiration of the 15 day notice period, or are a result of advances which are necessary for Lender to protect its Collateral or otherwise preserve its interests.  Termination of this Guaranty by any single Guarantor will not affect the existing and continuing obligations of any other Guarantor hereunder.

CONSENT TO MODIFICATIONS.  Guarantor consents and agrees that Lender (and, with respect to Swap Obligations, any Lender Affiliate) may from time to time, in its sole discretion, without affecting, impairing, lessening or releasing the obligations of Guarantor hereunder:  (a) extend or modify the time, manner, place or terms of payment or performance and/or otherwise change or modify the credit terms of the Guaranteed Obligations; (b) increase, renew, or enter into a novation of the Guaranteed Obligations; (c) waive or consent to the departure from terms of the Guaranteed Obligations; (d) permit any change in the business or other dealings and relations of Debtor or any other guarantor with Lender or any Lender Affiliate; (e) proceed against, exchange, release, realize upon, or otherwise deal with in any manner any collateral that is or may be held by Lender or any Lender Affiliate in connection with the Guaranteed Obligations or any liabilities or obligations of Guarantor; and (f) proceed against, settle, release, or compromise with Debtor, any insurance carrier, or any other person or entity liable as to any part of the Guaranteed Obligations, and/or subordinate the payment of any part of the Guaranteed Obligations to the payment of any other obligations, which may at any time be due or owing to Lender or any Lender Affiliate; all in such manner and upon such terms as Lender may deem appropriate, and without notice to or further consent from Guarantor.  No invalidity, irregularity, discharge or unenforceability of, or action or omission by Lender or any Lender Affiliate relating to any part of the Guaranteed Obligations or any security therefor shall affect or impair this Guaranty.

WAIVERS AND ACKNOWLEDGMENTS.  Guarantor waives and releases the following rights, demands, and defenses Guarantor may have with respect to Lender (and, with respect to Swap Obligations, any Lender Affiliate) and collection of the Guaranteed Obligations:  (a) promptness and diligence in collection of any of the Guaranteed Obligations from Debtor or any other person liable thereon, and in foreclosure of any security interest and sale of any property serving as collateral for the Guaranteed Obligations; (b) any law or statute that requires that Lender (and, with respect to Swap Obligations, any Lender Affiliate) make demand upon, assert claims against, or collect from Debtor or other persons or entities, foreclose any security interest, sell collateral, exhaust any remedies, or take any other action against Debtor or other persons or entities prior to making demand upon, collecting from or taking action against Guarantor with respect to the Guaranteed Obligations, including any such rights Guarantor might otherwise have had under Va. Code §§ 49-25 and 49-26, et seq., N.C.G.S. §§ 26-7, et seq., Tenn. Code Ann. § 47-12-101, O.C.G.A. § 10-7-24 and any successor statute and any other applicable law; (c) any law or statute that requires that Debtor or any other person be joined in, notified of or made part of any action against Guarantor; (d) that Lender or any Lender Affiliate preserve, insure or perfect any security interest in collateral or sell or dispose of collateral in a particular manner or at a particular time, provided that Lender’s obligation to dispose of Collateral in a commercially reasonable manner or, with respect to any Vessel, as expressly provided in the applicable Mortgage, is not waived hereby; (e) notice of extensions, modifications, renewals, or novations of the Guaranteed Obligations, of any new transactions or other relationships between Lender, any Lender Affiliate, Debtor and/or any other Guarantor, and of changes in the financial condition of, ownership of, or business structure of Debtor or any other Guarantor; (f) presentment, protest, notice of dishonor, notice of default, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale, and all other notices of any kind whatsoever to which Guarantor may be entitled; (g) the right to assert against Lender or any Lender Affiliate any defense (legal or equitable), set-off, counterclaim, or claim that Guarantor may have at any time against Debtor or any other party liable to Lender or any Lender Affiliate; (h) all defenses relating to invalidity, insufficiency, unenforceability, enforcement, release or impairment of Lender’s or any Lender Affiliate’s lien on any Collateral, of the Principal Documents, or of any other guaranties held by Lender; (i) any right to which Guarantor is or may become entitled to be subrogated to Lender’s or any Lender Affiliate’s rights against Debtor or to seek contribution, reimbursement, indemnification, payment or the like, or participation in any claim, right or remedy of Lender or any Lender Affiliate against Debtor or any security which Lender or any Lender  Affiliate now has or hereafter acquires, until such time as the Guaranteed Obligations have been fully satisfied beyond the expiration of any applicable preference period; (j) any claim or defense that acceleration of maturity of the Guaranteed Obligations is stayed against Guarantor because of the stay of assertion or of acceleration of claims against any other person or entity for any reason including the bankruptcy or insolvency of that person or entity; and (k) the right to marshalling of Debtor’s assets or the benefit of any exemption claimed by Guarantor.  Guarantor acknowledges and represents that Guarantor has relied upon Guarantor’s own due diligence in making an independent appraisal of Debtor, Debtor’s business affairs and financial condition, and any Collateral; Guarantor will continue to be responsible for making an independent appraisal of such matters; and Guarantor has not relied upon Lender or any Lender Affiliate for information regarding Debtor or any Collateral.

FINANCIAL CONDITION.  Guarantor warrants, represents and covenants to Lender and any Lender Affiliate that on and after the date hereof:  (a) the fair saleable value of Guarantor’s assets exceeds its liabilities, Guarantor is meeting its current liabilities as they mature, and Guarantor is and shall remain solvent; (b) all financial statements of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries furnished to Lender are correct and accurately reflect the financial condition of K-Sea Transportation Partners, L.P. and its consolidated Subsidiaries as of the respective dates thereof; (c) since the date of such financial statements, there has not occurred a Material Adverse Change; (d) there are not now pending any court or administrative proceedings or undischarged judgments against Guarantor, no federal or state tax liens have been filed or threatened in writing against Guarantor, and Guarantor is not in default or claimed default under any agreement; and (e) at such reasonable times as Lender requests, Guarantor will furnish Lender or any Lender Affiliate with such other financial information respecting Guarantor as Lender or any Lender Affiliate may reasonably request.

INTEREST AND APPLICATION OF PAYMENTS.  Regardless of any other provision of this Guaranty or other Principal Documents, if for any reason the effective interest on any of the Guaranteed Obligations should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and any sums of interest which have been collected in excess of such maximum lawful interest shall be applied as a credit against the unpaid principal balance of the Guaranteed Obligations.  Monies received from any source by Lender or any Lender Affiliate for application toward payment of the Guaranteed Obligations may be applied to such Guaranteed Obligations in any manner or order deemed appropriate by Lender and any Lender Affiliate.

DEFAULT.  A default (“Default”) under this Guaranty shall exist upon the occurrence and during the continuance of an Event of Default under the Loan Agreement.

If a Default occurs, the Guaranteed Obligations shall be due immediately and payable without notice, other than Guaranteed Obligations under any Swap Agreements, which shall be due in accordance with and governed by the provisions of said Swap Agreements, and, Lender and any Lender Affiliate may

exercise any rights and remedies as provided in this Guaranty and other Principal Documents, or as provided at law or equity.  Guarantor shall pay interest on the Guaranteed Obligations from such Default at the highest rate of interest charged on any of the Guaranteed Obligations.

ATTORNEYS’ FEES AND OTHER COSTS OF COLLECTION.  Guarantor shall pay all of Lender’s and any Lender Affiliate’s reasonable documented expenses incurred to enforce or collect any of the Guaranteed Obligations, including, without limitation, reasonable arbitration, outside paralegals’, outside attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any suit, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

MISCELLANEOUS.  Assignment.  This Guaranty and other Principal Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Lender’s interests in and rights under this Guaranty and other Principal Documents are freely assignable, in whole or in part, by Lender in accordance with the terms of Section 8.7 of the Loan Agreement.  Any assignment shall not release Guarantor from the Guaranteed Obligations.  Organization; Powers.  Guarantor (i) is a corporation, general partnership, limited partnership, limited liability company or other legal entity (as indicated below), duly organized, validly existing and in good standing under the laws of its state of organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization, (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Guaranty and any other Principal Document to which it is a party.  Applicable Law; Conflict Between Documents.  This Guaranty shall be governed by and construed under the laws of the State of New York, without regard to that state’s conflict of laws principles.  Jurisdiction.  Guarantor irrevocably agrees to non-exclusive personal jurisdiction in the State of New York.  Severability.  If any provision of this Guaranty or of the other Principal Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty or other Principal Documents.  Plural; Captions.  All references in the Principal Documents to debtor, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “Person” shall mean any individual person or entity.  The captions contained in the Principal Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Principal Documents.  Binding Contract.  Guarantor by execution of and Lender by acceptance of this Guaranty agree that each party is bound to all terms and provisions of this Guaranty.  Amendments, Waivers and Remedies.  No waivers, amendments or modifications of this Guaranty and other Principal Documents shall be valid unless in writing and signed by the Person against whom enforcement is sought.  No waiver by Lender or any Lender Affiliate of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of Lender or any Lender Affiliate in exercising any right, power, or privilege granted pursuant to this Guaranty and other Principal Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.  All remedies available to Lender or any Lender Affiliate with respect to this Guaranty and other Principal Documents and remedies available at law or in equity shall be cumulative and may be pursued concurrently or successively.  Partnerships.  If Guarantor is a partnership, the obligations, liabilities and agreements on the part of Guarantor shall remain in full force and effect and fully applicable notwithstanding any changes in the individuals comprising the partnership.  The term “Guarantor” includes any altered or successive partnerships, and predecessor partnership(s) and the general partners shall not be released from any obligations or liabilities hereunder.  LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED

WITH THIS AGREEMENT, THE PRINCIPAL DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES.   EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.  FINAL AGREEMENT.  This Guaranty and the other Principal Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

FINANCIAL AND OTHER INFORMATION.  Guarantor shall deliver to Lender such information as Lender may reasonably request from time to time, including without limitation, financial statements and information pertaining to Guarantor’s financial condition.  Such information shall be true, complete, and accurate, and shall be considered delivered to Lender when filed with the Securities and Exchange Commission.

NEGATIVE COVENANTS.  Guarantor agrees that from the date hereof and until final payment in full of the Guaranteed Obligations, unless Lender shall otherwise consent in writing, Guarantor will not:   Default on Other Contracts or Obligations.  Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed; provided, in each case, such other person shall have taken remedial action under such contract or accelerated such obligation.  Government Intervention.  Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Guarantor or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired.  Judgment Entered.  Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due unless such judgment or assessment is being contested in good faith by Guarantor.  Retire or Repurchase Capital Stock.  Retire or otherwise acquire any of its capital stock.

ARBITRATION.  Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Principal Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  The number of arbitrators shall be three.  Each party shall nominate an arbitrator, who shall be neutral, independent, and disinterested, and the two so chosen shall appoint the third arbitrator, who shall be neutral, independent and disinterested and who shall act as the chairperson.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be selected by the AAA.  The place of the arbitration shall be New York, New York, provided however, that hearings may be held elsewhere for the convenience of the parties or to obtain evidence or testimony from any person, including without limitation, the testimony, documentary evidence, or deposition of any non-party.  Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future.  The arbitrators are not empowered and shall not have the authority to award damages such as punitive, exemplary, or statutory damages in addition to compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute hereunder.  The award shall be in writing, signed by a majority of the arbitrators, and shall set for the in detail the reasons for the disposition of any claim.  A judgment upon the award may be entered in any court having jurisdiction.  Except as may be required by law, no party or arbitrator may disclose the existence, content, or results of any arbitration hereunder without prior written consent of the parties.  Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.  Special Rules.  All arbitration hearings shall be conducted in the city named in the address of Lender first stated above.  A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties do not waive applicable Federal or state substantive law except as provided herein.  Preservation and Limitation of Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought.  The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.  Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.  Waiver of Jury Trial.  THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.

NOTICES.  All notices, requests and demands to or upon the Guarantor shall be in writing and shall be deemed to have been given or made when personally delivered or when sent by facsimile transmission, or if deposited in the mails during regular business hours, postage prepaid, via registered mail, on the third (3rd) Business Day thereafter or if earlier, on the date actually received, addressed as follows or to such other address as may be hereafter designated in writing by Guarantor:

if by United States Postal Service or facsimile transmission:

3245 Richmond Terrace
Staten Island, NY 10303
Attention: John Nicola, C.F.O.
Facsimile No.: (718) 815-4650

if by overnight delivery service:

3245 Richmond Terrace
Staten Island, NY 10303
Attention: John Nicola, C.F.O.

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

IN WITNESS WHEREOF, the Guarantor has caused this Unconditional Guaranty to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

[ ]

By:
Name:
Title:

Exhibit C

BORROWING CERTIFICATE

Pursuant to the Loan Agreement dated as of March     , 2005 between K-SEA OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Company”) and FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation, the undersigned certifies as follows:

1.                                       The representations and warranties set forth in Section 4 of said Loan Agreement are true and correct as of the date hereof.

2.                                       No Event of Default (as defined in Section 7 of said Loan Agreement) and no event, which with notice or lapse of time, or both, would constitute such an Event of Default has occurred and is continuing on the date hereof.

3.                                       All of the conditions with respect to the Loan requested by the Company and being made to the Company today pursuant to the Loan Agreement have been fulfilled.

4.                                       All capitalized terms used herein without definition are used herein with the meanings ascribed to them in said Loan Agreement.

Dated:

K-SEA OPERATING PARTNERSHIP, L.P.

	By:	K-Sea OLP GP, LLC, its General Partner

By:
	Name:	John Nicola
	Title:	Chief Financial Officer

C-1

Exhibit D

K-SEA OPERATING PARTNERSHIP, L.P.

TO

FIRST UNION COMMERCIAL CORPORATION

FIRST PREFERRED MORTGAGE

Dated as of                    , 2005

“                         ”

Official Number

Mortgagor: K-Sea Operating Partnership, L.P.

Mortgagor’s Interest: 100%

Mortgagee: First Union Commercial Corporation

Mortgagee’s Interest: 100%

Amount of Mortgage: $11,000,000

FIRST PREFERRED MORTGAGE made and dated as of                              , 200_ (this “Mortgage”) by K-SEA OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (herein, the “Shipowner”) whose address is 3245 Richmond Terrace, Staten Island, NY 10303, Attention: John Nicola, to FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation  (herein, together with any successor thereto, called the “Mortgagee”), whose address is One Wachovia Center, Mail Code NC0738, Charlotte, North Carolina 28288-0738, Attention: Linda H. Minter.

WITNESSETH:

WHEREAS, the Shipowner is the sole owner of the whole of the Vessel hereinafter named and described; and

WHEREAS, the Shipowner, on the one hand, and the Mortgagee, on the other hand, are parties to a Loan Agreement, dated as of March    , 2005 (as amended, modified, supplemented, restated and/or replaced from time to time, the “Loan Agreement”), a copy of the form of which is attached hereto as Exhibit 1 and hereby made a part hereof; and

WHEREAS, under the Loan Agreement the Mortgagee has, upon the fulfillment of certain conditions, agreed to make loans (each, a “Loan”) to the Company at any time after the date hereof to and including the Commitment Expiration Date in the aggregate principal amount of up to Eleven Million Dollars ($11,000,000.00), each such Loan to be in a principal amount as evidenced by a separate promissory note of the Shipowner described at Subsection 2.2 of the Loan Agreement (each such promissory note being herein referred to as a “Note” and collectively, as the “Notes”); and

WHEREAS, the principal amount of the Loans outstanding on the date hereof is $                          ; and

WHEREAS, the Mortgagee requires as a condition of making and continuing each such Loan that the Shipowner execute this First Preferred Mortgage and the Shipowner has duly authorized the execution and delivery of this First Preferred Mortgage under and pursuant to the 46 U.S.C. § 31301, et. seq., as at any time amended; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties and of other valuable consideration, receipt whereof is hereby acknowledged, and in order to secure the due payment of the principal of all the Notes and interest thereon and the due performance of the other payment and performance covenants, obligations and agreements in all the Notes, the Loan Agreement and the other Principal Documents (as such term is defined in the Loan Agreement), all in accordance with their respective terms, and any Swap Obligations, and all other sums and obligations that may be secured by this Mortgage, (such sums and other obligations (including any Swap Obligations) being sometimes hereinafter referred to as the “Secured Obligations”), the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred, and does hereby assign, transfer and set over unto the Mortgagee, the whole of the vessel described as follows:

That certain double-hulled tank barge vessel named “                       ”, Official Number                        , of approximately                         gross and                         net register tons, built in 2005 at                        , duly documented in the name of the Shipowner under the laws of the United States, having her Hailing Port at                         and her Port of Record at the National Vessel Documentation Center together with all her engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, fittings, capstans, outfit, tools, pumps, pumping and other equipment, and all other appurtenances thereto, whether on board or not, and also any and all additions, improvements and replacements hereafter made in or to said vessel or said appurtenances (said vessel, together with all the foregoing, being herein called the “Vessel”).

TO HAVE AND TO HOLD all and singular the above-mortgaged and described property unto the Mortgagee and its successors and assigns to its and their own use, benefit and behalf forever;

PROVIDED, HOWEVER, AND these presents are upon the condition that if the Shipowner, its successors or assigns, shall pay or cause to be paid to the Mortgagee said indebtedness by paying or causing to be paid the Notes in accordance with their terms, and shall keep, perform and observe or cause to be kept, performed and observed all and singular the terms, covenants and agreements in the Notes, the Loan Agreement, this Mortgage and the other Principal Documents expressed or implied to be kept, performed or observed by or on the part of the Shipowner, then this Mortgage and the estate and rights hereby granted shall cease, terminate and be void, otherwise to remain in full force and effect.

IT IS HEREBY COVENANTED, DECLARED AND AGREED that the Vessel is to be held subject to the further covenants, conditions, provisions, terms and uses hereinafter set forth.

ARTICLE I

Representations, Warranties and Agreements of Shipowner

The Shipowner hereby represents, warrants and agrees as follows:

(1)                                  Organization and Existence of Shipowner.

The Shipowner was duly organized and is now validly existing as a limited partnership under the laws of the State of Delaware.  So long as this Mortgage remains in force, the Shipowner will maintain such existence and continue to be a valid and existing limited partnership under such laws; will comply with all provisions of the laws of said State and of the United States, failure to observe which would constitute grounds for the cancellation of its charter or the termination of its right to transact business; and will pay all taxes, assessments, governmental and other charges, fines and penalties lawfully imposed on it or the Vessel, unless and to the extent only that such are being contested in good faith and by appropriate proceedings which do not impair the lien of this Mortgage.

(2)                                  United States Citizenship of Shipowner.

The Shipowner is and shall remain at all times a citizen of the United States (including without limitation for operation in the trades in which the Vessel is operated from time to time) within the meaning of “citizen” in accordance with 46 U.S.C. Sections 802, et. seq. (as amended from time to time, the “Shipping Act”), 46 U.S.C. Sections 12101, et. seq. (as amended from time to time, the “Documentation of Vessels Act”), 46 U.S.C. Sections 31301, et. seq. (as amended from time to time, the “Commercial Instruments and Maritime Liens Act”) and 46 CFR Part 67.  In the event the Shipowner shall cease to remain such a citizen, it shall notify the Mortgagee thereof as soon as it obtains knowledge of such fact.

(3)                                  Authorization of Mortgage and other Principal Documents.

The execution and delivery of this Mortgage and the other Principal Documents to which the Shipowner is a party have been duly authorized by the Shipowner, have been taken in good faith and without any intent to hinder, delay or defraud any existing or future creditor of the Shipowner or any lienor of the Vessel, and are not in contravention of any indenture or undertaking to which the Shipowner is a party or by which the Shipowner is bound, and the Principal Documents to which the Shipowner is a party are and will be valid and enforceable obligations of the Shipowner in accordance with their respective terms.

(4)                                  Payment of Notes and Observance of Other Obligations under the Principal Documents.

The Shipowner shall duly and punctually cause the Secured Obligations to be paid and performed in accordance with their terms.  The Shipowner shall duly and punctually perform, observe and comply with each and every one of the agreements, terms and conditions, expressed or implied, herein or in any of the documents providing for the Secured Obligations to be observed, performed or complied with by it.

(5)                                  Compliance with Commercial Investments and Maritime Liens Act.

The Shipowner shall comply with and satisfy all of the provisions of 46 United States Code Chapter 313, as amended, necessary to establish and to maintain this Mortgage as a preferred mortgage thereunder upon the Vessel.

(6)                                  Further Assurances.

The Shipowner shall from time to time execute and deliver such further instruments and take such other action as may be reasonably necessary or desirable to more effectually subject the Vessel to the lien of this Mortgage.

(7)                                  Title to and Possession of Vessel.

The Shipowner lawfully owns and is lawfully possessed of the Vessel free from any security interest, lien, charge or encumbrance whatsoever or any commitment to make the Vessel available for charter or sale or use by any government authority or other party other than Permitted Liens, and the Shipowner shall warrant and defend the title and such possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever.  As used herein, the term “Permitted Liens” shall mean preferred mortgage liens in favor of the Mortgagee or Wachovia Bank, National Association, and:

(i)                                     liens for wages of the master (to the extent provided by Public Law 90-293) and crew (collectively, “Crew’s Wages”) and salvage (including contract salvage) which shall not have become due and payable for ten days after termination of a voyage or which shall then be contested by the Shipowner in good faith by appropriate proceedings diligently prosecuted, so long as such proceedings do not involve a significant risk of a sale, forfeiture or loss of the Vessel;

(ii)                                  liens for Crew’s Wages, salvage (including contract salvage) and general average which are either unclaimed or covered by insurance which complies with the requirements of Article I, Section (18) hereof;

(iii)                               liens incident to current operations (except for Crew’s Wages, salvage and general average) and not more than 60 days past due;

(iv)                              the rights of the United States in the event the use of the Vessel is taken or requisitioned by any United States government or governmental body as contemplated by Article I, Section (20) hereof; and

(v)                                 liens arising in connection with any repairs, modifications, alterations or additions permitted under Article I, Section (12) hereof.

provided, further, that the liens described by the foregoing subparagraphs (i) through (v) shall, unless they would in any event be entitled as such to priority over this Mortgage under the applicable provisions of Public Law 100-710, codified at 46 U.S.C. Chap. 313, be deemed “Permitted Liens” only to the extent they are liens subordinate to the lien of the Mortgage.

(8)                                  Documentation of Vessel.

The Vessel is and shall remain documented under the laws of the United States.

(9)                                  Compliance with Applicable Laws, etc.

The Vessel meets, and at all times shall meet, all requirements of applicable laws, treaties and conventions applicable to the Vessel, and any rules and regulations thereunder (including, without limitation, all applicable laws, rules and regulations administered by the United States Coast Guard, the Bureau of Customs, the Treasury Department, the Federal Communications Commission, the Public Health Service, the Department of Health, Education and Welfare and their successors), and shall have on board, as, if and when required thereby, valid certificates showing compliance therewith.

(10)                            Operation of the Vessel.

The Shipowner shall not (1) cause or permit the Vessel to be operated in any manner materially contrary to law or any applicable rules or regulations of any governmental authority, or (2) remove or attempt to remove the Vessel beyond the territorial limits of the United States, international waters in the Caribbean Sea and the Gulf of Mexico, or the territorial limits of countries in the Caribbean with whom the United States maintains diplomatic relations; provided, at all times the Vessel shall be covered by insurance conforming to the legal requirements of Article I, Section 18 hereof.

(11)                            Condition and Maintenance of the Vessel.

The Vessel meets all requirements of the United States Coast Guard relating to the inspection of vessels similar to the Vessel and the Shipowner will cause the Vessel to be kept in such condition as would entitle it to the highest classification and rating for vessels of the same age and type in the American Bureau of Shipping.

The Shipowner shall at all times (1) at its own cost and expense maintain and preserve the Vessel in good running order and repair, so that the Vessel shall be, insofar as due diligence can make her so, tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped, and in every respect seaworthy and in good operating condition, and in any event in at least as good order and condition, ordinary wear and tear excepted, as at the date of this Mortgage, (2) keep the Vessel in such condition as will entitled her to retain the highest classification and rating for vessels of the same age and type in the American Bureau of Shipping, and on the occasion of each annual survey by the American Bureau of Shipping the Shipowner will promptly send to the Mortgagee a copy of the confirmation of class of said Vessel for the ensuing year.

(12)                            Material Changes in Vessel.

The Shipowner shall not make or permit to be made any material change in the structure, type or speed of the Vessel or in her rig, unless it shall have received the Mortgagee’s prior written consent thereto.

(13)                            Transfer or Charter of the Vessel.

The Shipowner will not sell, mortgage, transfer or demise or time charter the Vessel without the written consent of the Mortgagee first had and obtained, except that such prior written consent shall not be required for any time charter of the Vessel for a time period of one (1) year or less (excluding any exercisable optional renewals).  Any such written consent to any one sale, mortgage, transfer or charter shall not be construed to be a waiver of this provision in respect to any subsequent proposed sale, mortgage, transfer or charter.  Any such sale, mortgage, transfer or charter of the Vessel shall be subject to the provisions of this Mortgage and the lien it creates.  The Shipowner will not charter the Vessel to, or permit the Vessel to serve under any contract of affreightment with, a person included within the definition of “designated foreign country” or “national” of a “designated foreign country” in the Foreign Assets Control Regulations or Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Chapter V, as amended, within the meaning of said Regulations or of any regulation, interpretation or ruling issued thereunder.

(14)                            Taxes and Governmental Charges.

The Shipowner shall pay and discharge, or cause to be paid and discharged, when due and payable from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed upon the Vessel or any income therefrom, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings which do not impair the lien of this Mortgage.

(15)                            Liens.

Neither the Shipowner, any charterer, the Master of the Vessel nor any other person has or shall have any right, power or authority, without the prior written consent of the Mortgagee, to create, incur or permit to be placed or imposed upon the Vessel any lien whatsoever, other than Permitted Liens.

(16)                            Notice of Mortgage.

A properly certified copy of this Mortgage, and of any assignment of this Mortgage, shall be carried with the Vessel’s documents, and shall be exhibited on demand to any person having business with such Vessel or to any representative of the Mortgagee.

A Notice, reading substantially as follows, printed in plain type shall (together with a notice of any assignment of this Mortgage) be placed and kept in a conspicuous location on the Vessel:

“NOTICE OF MORTGAGE”

“This Vessel is covered by a First Preferred Mortgage in favor of FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation, Mortgagee, under authority of 46 U.S.C. Chapter 313 as amended.  Under the terms of said Mortgage, neither the Shipowner, any charterer, the master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel any lien whatsoever other than preferred mortgage liens in favor of said Mortgagee or Wachovia Bank, National Association and:

(i)                                     liens for wages of the master (to the extent provided by Public Law 90-293) and crew (collectively, “Crew’s Wages”) and salvage (including contract salvage) which shall not have become due and payable for ten days after termination of a voyage or which shall then be contested by the Shipowner in good faith by appropriate proceedings diligently prosecuted, so long as such proceedings do not in the opinion of said Mortgagee involve a significant risk of a sale, forfeiture or loss of this Vessel;

(ii)                                  liens for Crew’s Wages, salvage (including contract salvage) and general average which are either unclaimed or covered by insurance which complies with the requirements of Article I, Section (18) of said Mortgage;

(iii)                               liens incident to current operations (except for Crew’s Wages, salvage and general average) and not more than 60 days past due;

(iv)                              the rights of the United States in the event the use of the Vessel is taken or requisitioned by any United States government or governmental body as contemplated by Article I, Section (20) of said Mortgage; and

(v)                                 liens arising in connection with any repairs, modifications, alterations or additions permitted under Article I, Section (12) of said Mortgage.

provided, further, that the liens described by the foregoing subparagraphs (i) through (v) shall, unless they would in any event be entitled as such to priority over said Mortgage under 46 U.S.C. Chap. 313, be deemed “Permitted Liens” only to the extent they are liens subordinate to the lien of said Mortgage.”

The Shipowner shall have a reasonable time after the recordation of this Mortgage to comply with the provisions of this Section.

(17)                            Detention, etc.

(a)                                  If a libel shall be filed against the Vessel or if the Vessel be levied upon or taken into custody, or detained by any proceeding in any court or tribunal or by any government or other authority, the Shipowner shall, within fifteen (15) days thereafter, cause the Vessel to be released.

(b)                                 In the event of any such libel, levy, taking or detention, the Shipowner shall forthwith give notice of such libel, levy, taking or detention by telefax, confirmed by letter, to the Mortgagee.

(18)                            Insurance.

(a)                                  The Shipowner, at its own expense so long as this Mortgage, or any of the Notes (or any portion thereof), is outstanding, will keep the Vessel fully insured against all such risks (excluding war risks) in such form (including, without limitation, the form of the loss payable clause and the designation of named assured) and with such underwriters as are reasonably satisfactory to the Mortgagee from time to time, in an amount of dollars (in money of the United States which is legal tender for the payment of public and private debts) as shall be reasonably approved by the Mortgagee but which in any event shall as to hull and marine risks be equal to the full amount of outstanding principal, accrued interest and other amounts that may reasonably be estimated by the Mortgagee as the maximum amount which may be outstanding and/or become due upon the Note related to the Vessel during the time period involved, provided, however, that in no event shall the amount of any policy be such as shall result in the Shipowner being a coinsurer upon any policy.

(b)                                 Until otherwise required or permitted by the Mortgagee, such insurance shall be as hereinafter specified, that is to say:

Such insurance shall extend to the hull, tackle, apparel, fittings, equipment, furniture, engines, boilers, machinery and appurtenances of the Vessel, and shall be effected with responsible underwriters in good standing reasonably approved by the Mortgagee under the latest (at the time of issue of the policies in question) forms of American Institute of Marine Underwriters or Taylor Hull policies (and/or under such other forms of policies as the Mortgagee may reasonably approve in writing) insuring such Vessel against the usual risks covered by such forms, including loss or damage by fire, perils of the sea, and other marine risks and disasters and with the customary Inchmaree Clause and Four-fourths Running Down Clause.  The policy value in all such insurance shall not exceed the amount insured thereby.  The Vessel, while laid up, in lieu of the foregoing insurance, may be insured to the same amount under customary port risk policies reasonably satisfactory to the Mortgagee.  The Shipowner, at its own expense, will also keep the Vessel fully covered by a liability insurance policy covering protection and indemnity risks issued by a protection and indemnity club in good standing reasonably approved by the Mortgagee, or fully covered by protection and indemnity clauses including collision liability attached to the full marine insurance policies provided for above, in form reasonably satisfactory to the Mortgagee, and in any event providing for coverage of at least $                                       against any one accident or occurrence.  In addition to and without limitation of the foregoing, the Shipowner, at its own expense, will also maintain liability insurance for pollution and environmental damage coverage issued by marine insurance companies in good standing approved by the Mortgagee, or fully covered by protection and indemnity clauses including pollution and environmental damage liability in form satisfactory to the Mortgagee, and in any event providing for coverage of the maximum amount available from a member of the International Group of Protection and Indemnity Clubs (such maximum amount being as of the date hereof $1,000,000,000 against any one accident or occurrence) or such coverage from other insurance companies in a minimum amount of at least $1,000,000,000 against any one accident or occurrence, to the extent such coverage is generally available in the market.  Such protection and indemnity insurance shall also extend to and protect the Mortgagee, and shall include a “misdirected arrow” clause reasonably satisfactory to Mortgagee, in each case to the extent available under club rules.

(c)                                  All insurance shall be taken out in the names of the Shipowner and the Mortgagee as assureds for account of themselves and the policies or certificates shall provide that there shall be no recourse against the Mortgagee for payment of premiums, calls, assessments, advances or commissions, and shall also provide for at least thirty (30) days’ prior notice to the Mortgagee in event of cancellation or reduction in coverage (as distinguished from expiration or termination).  All policies shall be endorsed to provide that there shall be no recourse against the Mortgagee for payment of premiums, calls, assessments or commissions.  Upon the request of the Mortgagee and, so long as no Default shall have occurred and be then continuing, at the sole cost and expense of the Mortgagee, Shipowner shall obtain mortgagee’s interest insurance in an amount and subject to such terms as are acceptable to Mortgagee.  All policies shall provide for a waiver of subrogation against the Shipowner’s affiliated or related companies, unless the

Mortgagee shall be satisfied as to the insurance coverage in effect as to all Affiliates of the Shipowner.

(d)                                 All hull insurance policies or certificates shall provide that losses thereunder shall be payable to the Mortgagee for distribution by it as interest may appear.  Nevertheless, the policies or certificates may provide that unless and until the underwriters or the marine insurance broker effecting such coverage shall have been otherwise instructed by notice in writing from the Mortgagee that an Event of Default has occurred and is continuing under the terms of the Loan Agreement:

(i)                                     any loss under any insurance on the Vessel with respect to protection and indemnity risks may be paid directly to the person to whom any liability covered by such insurance has been incurred or to the Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance provided that the underwriters shall have first received evidence that the liability insured against has been discharged, and

(ii)                                  in the case of any loss (other than a loss covered by (i) above in this Paragraph (d) or by Paragraph (e) of this Section 18) the underwriters may pay direct for the repair, liability or other charges involved, or, if the Shipowner shall have first fully repaired the damage and paid the cost thereof or discharged the liability or paid such other charges, may pay the Shipowner as reimbursement therefor, PROVIDED, HOWEVER, that the underwriter shall have first received evidence that such damage has been fully repaired and the cost thereof paid or the liability discharged and the charges paid; and PROVIDED, FURTHER, that if such damage involves a loss in excess of [                                           ] DOLLARS ($                       ), the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.  Any loss which is paid to the Mortgagee but which might have been paid, in accordance with the provisions of this Paragraph (d), direct to the Shipowner, shall be paid, but only if no Default (or no event which, with the giving of notice or the passage of time, or both, could become a Default) has occurred and is then continuing under the Mortgage, by the Mortgagee to, or as directed by, the Shipowner.  All payments received by the Mortgagee under this Paragraph (d) shall, so long as a Default shall have occurred and be continuing under the Mortgage, be available to be applied by the Mortgagee as provided in Section 4 of Article II hereof.

Unless otherwise required by the Mortgagee, policies will contain provisions in the forms of Exhibit 2 or Exhibit 3 hereto as may be appropriate for the policies involved, such provisions being intended to effectuate the provisions of this Section 18.

(e)                                  In the event of a Loss Event respecting the Vessel, all amounts payable therefor shall be paid to the Mortgagee and shall be applied, first to the payment of the expenses of the Mortgagee in collecting such payments, and second, as provided in Section 4 of Article II hereof.

(f)                                    The originals of policies, cover notes, binders and certificates, and all endorsements and riders amendatory thereof, shall be delivered to the Mortgagee for approval, as herein required, and custody; provided, custody of such originals may be by Shipowner’s broker if the latter shall have delivered a letter reasonably satisfactory to the Mortgagee respecting such originals.

(g)                                 The Shipowner, at all times so long as the Mortgage is outstanding, will keep the aforesaid insurance valid and renew it when necessary; and the Shipowner will pay the premiums and costs thereof when and as the same become due and payable.  If the Shipowner shall at any time fail to obtain and keep in effect any of the insurance herein required, the Mortgagee may, but is not obliged to, procure such insurance and pay any unpaid premiums, and the cost and expenses thereof, with interest at the rate specified in any of the Notes as determined by the Mortgagee to be applicable to overdue principal from the date of such expenditures until paid, shall be at once repayable by the Shipowner to the Mortgagee and shall be secured by this Mortgage.

(h)                                 The Shipowner will not do any act nor voluntarily suffer or permit any act to be done whereby any insurance covering the Vessel shall or may be suspended, impaired or defeated; and will not suffer or permit the Vessel to engage in any employment not permitted under the policies of insurance at the time in effect thereon, without first covering the Vessel to the amount herein provided for by insurance for such employment.

(i)                                     [Reserved].

(j)                                     In the event that any claim or lien is asserted against the Vessel for a loss, damage or expense which is covered by insurance, and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Shipowner, may, in the sole discretion of the Mortgagee, and upon notice to the Shipowner, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(k)                                  In connection with its requiring, permitting or approving any insurance under this Section (including the form and amount thereof and the insurer), the Mortgagee shall be furnished with, and may rely upon, a certificate or opinion (stating, in effect, that said insurance complies in all respects with the applicable requirements of this Section) of the firm of marine insurance brokers (who may be marine insurance brokers for the Shipowner) selected by the Shipowner and reasonably approved by the Mortgagee.

(l)                                     The Shipowner will furnish to the Mortgagee (i) concurrently with the delivery of this Mortgage, an insurance certificate or copies of cover notes and protection and indemnity entry evidence, as applicable, with respect to the insurance carried and maintained on the Vessel evidencing that such insurance complies in all respects with the applicable requirements of this Section, and (ii) annually thereafter (no later than prior to the expiration thereof) an insurance certificate or copies of cover notes and protection and indemnity entry evidence, as applicable, evidencing that such insurance complies in all respects with the applicable requirements of this Section.  The Shipowner will cause its marine insurance brokers to agree to advise the Mortgagee promptly of any default in the payment of any premium as herein required (whether for new insurance or for insurance replacing, renewing or extending existing insurance) and of any other act or omission on the part of the Shipowner of which they have knowledge and which might invalidate or render unenforceable, or cause the lapse or prevent the renewal or extension of, in whole or in part, any insurance on the Vessel.  The Shipowner will furnish or cause to be furnished to the Mortgagee from time to time upon request, detailed information with respect to any of the insurances carried and maintained on the Vessel.

(19)                            Vessel Inspection.

The Shipowner shall afford the Mortgagee at all reasonable times access to the Vessel, and its papers for the purpose of inspecting same; provided, that absent the continuation of an Event of Default, the Mortgagee shall use reasonable efforts to arrange such inspections so as not to interfere with the Vessel’s normal operations and shall provide the Shipowner with no less than five (5) days’ notice of such inspection.  The Shipowner shall give the Mortgagee as much advance notice as possible of the time and place of any Coast Guard inspection or American Bureau of Shipping (or other classification society) Survey, so that the Mortgagee may if it so desires have a representative present, but there shall be no obligation on the Mortgagee to be present.

(20)                            Requisition of the Vessel.

In the event of requisition of title to or use of the Vessel, the Shipowner shall (1) forthwith notify the Mortgagee in writing of such requisition, (2) in the event it receives any payments on account of such requisition of title, promptly pay to the Mortgagee such payments for distribution by the Mortgagee as provided in Article II, Paragraph (4) hereof.

(21)                            Compliance.

Promptly upon learning of any default in the performance of or compliance with any covenant, agreement or condition herein contained, the Shipowner shall notify the Mortgagee of such default.

(22)                            Loan Agreement; Business Operations.

So long as this Mortgage remains outstanding, the Shipowner will comply with the provisions of the Loan Agreement applicable to it, and will not engage in any business or operations other than the types in which it is presently engaged, without the prior written consent of Mortgagee.

(23)                            Performance of Shipowner’s Agreements by Mortgagee.

If the Shipowner shall fail to perform any of its agreements in this Mortgage (other than with respect to the payment of the Notes), the Mortgagee may, in its discretion, at any time during the continuance of a Default, perform such agreements on the Shipowner’s behalf.  All money advanced and expenses incurred by the Mortgagee in connection therewith shall be secured under this Mortgage and shall be repaid (together with interest at the rate specified pursuant to the Loan Agreement as determined by the Mortgagee to be applicable to overdue principal until paid, which shall also be so secured) by the Shipowner upon demand.

(24)                            Contracts of Affreightment and Charters.

Notwithstanding any contract of affreightment or charter regarding the Vessel, the Shipowner shall remain fully responsible for all of its obligations pursuant to the Loan Agreement, this Mortgage and the other Principal Documents (as such term is defined in the Loan Agreement).

ARTICLE II

Events of Default and Remedies

(1)                                  What Constitutes “Default”.

Each of the following events shall constitute a “Default”:

(a)                                  (i) Except as provided in clause (ii) of this paragraph (a), failure to pay any installment of principal of the Note when due, or any interest on the Note when due, and in each case such failure shall continue for two (2) Business Days, or any expenses of the Lender within ten (10) Business Days after the due date set forth in a written notice thereof, or (ii) failure to pay any principal of or interest on the Note due on the Maturity Date;

(b)                                 default by the Shipowner in the due and punctual observance and performance of any provision in the following sections of Article I: Section 1, 2, 5, 8, 10, 12, 13, 14, 17 and 18 (a) or (b);

(c)                                  default by the Shipowner in the due and punctual observance and performance of any other covenant, condition or agreement by it to be performed and observed contained in this Mortgage and continuance of such default for thirty (30) days after the earlier of (x) actual or constructive knowledge by Shipowner of such Default or (y) written notice thereof shall have been given to Shipowner by Mortgagee;

(d)                                 there shall occur and shall not have been remedied any “Event of Default” as set forth in Section 7 of the Loan Agreement.

(2)                                  Declaration of Principal.

Upon the occurrence of a Default the Mortgagee may, in addition to any remedy it may have under the Loan Agreement or at law or otherwise, by notice to the Shipowner, declare the principal of the Notes, and interest accrued thereon to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, provided that if such Default results from an Event of Default specified in clause (i) of Section 7 of the Loan Agreement, then forthwith upon the occurrence of such an Event of Default or Default the Commitment shall be terminated and the principal of the Notes and interest thereon shall immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything herein or in any of the Notes or Loan Agreement contained to the contrary notwithstanding.

No waiver under this Section shall extend to, nor affect any subsequent or other Default, nor impair any rights or remedies consequent thereon.

(3)                                  Remedies Upon Default; Sale.

(a)                                  Upon the occurrence and during the continuance of a Default the Mortgagee shall have the right (in addition to any right or remedy it may have under any of the Notes, the Loan Agreement, the other Principal Documents or any other instrument contemplated by any thereof) to:

(1)                                  Exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by 46 U.S.C. Chapter 313, as amended;

(2)                                  Bring suit at law, in equity or in admiralty to recover judgment for any and all amounts due under the Notes, collect the same out of any and all property of the Shipowner, whether or not the same is subject to the lien of this Mortgage, and in connection therewith obtain a decree or decrees ordering the sale of the Vessel in accordance with the following subdivision (5);

(3)                                  Have a receiver of the Vessel appointed as a matter of right in any suit under this Section (and such receiver may have the rights of the Mortgagee under the following subdivisions (4) and (5));

(4)                                  Take the Vessel without legal process wherever the same may be (and the Shipowner or other person in possession shall forthwith surrender possession of the Vessel to the Mortgagee upon demand) and hold, lay up, lease, charter, operate, or otherwise use the Vessel for such time and upon such terms as it may reasonably deem to be for its best advantage, accounting only for the net profits, if any, arising from such use of the Vessel and charging against all receipts from the use thereof or from the sale thereof by court proceedings or pursuant to the following subdivision (5), all reasonable charges and expenses in connection with such use of the Vessel;

(5)                                  Without being responsible for loss or damage, sell the Vessel, free from any claim of the Shipowner, by public sale, by sealed bids or otherwise, held at such time and places and in such manner as the Mortgagee may deem advisable, after first publishing notice of the time and place of any such sale for ten (10) consecutive days (or in ten (10) consecutive issues) in a newspaper of general circulation published in the City of New York, and mailing a copy of such notice (or a similar notice), by air or otherwise, to the Shipowner at its last known address, such publication to commence and such notice to be made at least ten (10) days prior to the date fixed for such sale; provided that any such sale may be adjourned from time to time without further publication or notice (other than announcement at the time and place appointed for such sale or adjourned sale).  It shall not be necessary to bring the Vessel to the place appointed for any such sale or adjourned sale.  The Mortgagee may purchase at such sale and in case any such sale shall be made to the Mortgagee, the Mortgagee may credit the amount due and unpaid on the Notes against the purchase price (after deduction of the Mortgagee’s and any receiver’s charges and expenses and of any advances by the Mortgagee pursuant to this Mortgage).

(b)                                 The Shipowner hereby irrevocably appoints the Mortgagee and its assigns the true and lawful attorney of the Shipowner, in its name and stead, to make all necessary transfers of the Vessel in connection with any sale pursuant to the foregoing subsection (a), and for that purpose to execute all necessary instruments of assignment and transfer, the Shipowner hereby ratifying and confirming all that its said attorneys shall lawfully do by virtue hereof.  Nevertheless, the Shipowner shall, if so requested by the Mortgagee in writing, ratify and confirm such sale by executing and delivering to the purchaser or purchasers such proper bills of sale, conveyances, instruments of transfer, transfer applications to government bodies, or releases as may be designated in such request.

(c)                                  The Mortgagee is hereby appointed attorney-in-fact of the Shipowner, upon the occurrence and during the continuance of a Default, in the name of the Shipowner, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freights, hire, earnings, issues, revenues, income and profits of the Vessel and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening of any Default in respect of the Vessel, or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Shipowner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing.

(d)                                 Whenever any right to enter and take possession of the Vessel accrues to the Mortgagee, it may require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee the Vessel as demanded.  If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.

(e)                                  A sale of the Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto, and shall bar the Shipowner, its successors and assigns, and all persons claiming by, through or under them.  No purchaser shall be bound to inquire whether notice has been given, or whether any Default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof.

(f)                                    Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein or now or hereafter existing at law, in equity, in admiralty, or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy.

(g)                                 No delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Default, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy, nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of any part of any Note maturing after any Default of or any payment on account of any past Default be construed to be a waiver of any right to take advantage of any future Default not completely cured thereby.

(h)                                 If the Mortgagee discontinues any proceeding, the rights and remedies of the Mortgagee and of the Shipowner shall be as though no such proceeding had been taken.

(i)                                     No recovery of any judgment by the Mortgagee, and no levy of execution upon any such judgment, shall affect or impair the lien of this Mortgage or any rights or remedies of the Mortgagee.  Shipowner acknowledges that the Vessel may from time to time be found outside a jurisdiction wherein enforcement of the remedies provided hereunder may, in the opinion of the Mortgagee, be advantageously sought and that enforcement of such remedies is an essential element of the bargain between Shipowner and the Mortgagee.  Shipowner therefore agrees upon the happening of a Default to move the Vessel to the nearest United States port which lies within the jurisdiction of a United States District Court having the power to enforce this Mortgage in a suit in rem in admiralty and further that such agreement of the Shipowner may be specifically enforced by the Mortgagee.

(4)                                  Application of Proceeds.

(1) After a Default shall have occurred and be continuing and the Mortgagee shall exercise any right or remedy under any Principal Document, the proceeds of the sale of the Vessel and the net earnings from any lease, charter or other use of the Vessel by the Mortgagee under any of the foregoing powers, (2) the proceeds of any judgment collected by the Mortgagee for any Default hereunder, (3) the proceeds of any insurance or any claim for damages on account of the Vessel received by the Mortgagee while exercising any such power, and (4) all other amounts received under this Mortgage by the Mortgagee shall be applied by the Mortgagee as follows:

FIRST.  To the payment of all advances by the Mortgagee pursuant to this Mortgage and all reasonable charges and expenses of the Mortgagee (including, without limitation, the expense of any sale or retaking, attorney’s fees and expenses, court costs and other expenses or advances made or incurred by the Mortgagee in the protection of its rights or the pursuance of its remedies hereunder); and to provide adequate indemnity to the Mortgagee against liens claiming priority over or equality with this Mortgage;

SECOND.  To the payment of the whole amount then due and unpaid upon the Notes on a ratable basis and in case such remaining moneys are insufficient to pay said whole amount then due and unpaid, first to the payment of all interest (including, to the extent legally enforceable, interest on any overdue installments of principal and interest as provided in the Notes) on the Notes on a ratable basis, then to the payment of the due and unpaid principal of the Notes on a ratable basis and then to any other amounts due and unpaid regarding the Notes on a ratable basis;

THIRD.  Any remaining moneys shall be paid to the Shipowner, subject to the claims of any persons who may lawfully be entitled thereto.

(5)                                  General Powers of Mortgagee.

(a)                                  In the event the Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country or nation of the world or by any government or other authority and shall not be released from arrest or detention within fifteen (15) days from the date of arrest or detention, the Shipowner hereby authorizes the Mortgagee, in the name of the Shipowner, to apply for and receive possession of and to take possession of such Vessel with all the rights and powers that the Shipowner might have, possess and exercise in any such event.  This authorization is irrevocable and may be exercised not only by the Mortgagee but also by an appointee of the Mortgage; with full power of substitution, to the same extent as if the same appointee had been named herein.

(b)                                 If a Default shall have occurred and be continuing, the Shipowner also authorizes the Mortgagee or its appointee to appear in the name of the Shipowner in any court of any country or nation of the world where a suit is pending against such Vessel because of or on account of any alleged lien against such Vessel from which said Vessel has not been released.

(c)                                  All reasonable expenses incurred pursuant to subsections (a) and (b) of this Section shall constitute a debt due from the Shipowner to the Mortgagee and shall be secured by the lien of this Mortgage, but the Mortgagee shall not be obligated to take the action authorized by subsections (a) and (b) of this Section.

ARTICLE III

Discharge of Mortgage

If the Shipowner, its successors or assigns, shall pay or cause to be paid to the Mortgagee the Secured Obligations by paying the Notes in accordance with the terms thereof and shall keep, perform and observe all and singular the terms, covenants and agreements in the Loan Agreement, in this Mortgage and in the other Principal Documents, expressed or implied to be kept, performed or observed by or on the part of the Shipowner, the Mortgagee, upon the written request of and at the expense of the Shipowner, shall execute and deliver to the Shipowner a duly executed instrument satisfying and discharging this Mortgage.

ARTICLE IV

Miscellaneous

(1)                                  Rights of Shipowner in Absence of Default.

So long as there is no Default, the Shipowner (1) shall be suffered and permitted to retain actual possession and use of the Vessel and (2) shall have the right, from time to time, in its discretion, and without the consent of or release by the Mortgagee, to dispose of, free from the lien hereof, any and all engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, and all other appurtenances thereto, and also any and all additions, improvements and replacements in or to the Vessel or said appurtenances, upon replacing the same with items which are in good operating condition, of substantially equal or greater value and utility as the items replaced and free and clear of all liens and encumbrances (other than those in favor of the Mortgagee pursuant to the Principal Documents).

(2)                                  Successors and Assigns.

This Mortgage shall be binding upon and inure to the benefit of the Shipowner and the Mortgagee and their respective successors and assigns.

(3)                                  No Waiver of Preferred Status.

No provision of this Mortgage shall be deemed to be a stipulation that the Mortgagee waives the preferred status hereof given by Title 46 United States Code Chapter 313, and any provision of this Mortgage which would otherwise constitute such a stipulation shall to such extent be of no force or effect.

(4)                                  Requisition; Execution of Documents.

In the event that the title to the Vessel is requisitioned or taken over by the United States, or by any department or agency thereof, or in the event that only the possession and use of the Vessel is requisitioned but the Vessel is thereafter lost by a risk assumed by the United States, or for which the United States may be responsible, the Shipowner agrees to execute such “pay-orders” or other documents as may be necessary to authorize the United States, it officers and agents, to pay the amount of just or agreed compensation for the Vessel or for the loss of the Vessel to the Mortgagee for distribution to the Shipowner and the Mortgagee as their interest may appear.

(5)                                  Notices and Other Communications.

All notices and other communications under this Mortgage shall be in writing, shall be effective upon receipt, and shall be delivered or mailed and addressed as follows:

The Shipowner:	if by United States Postal Service:

K-Sea Operating Partnership, L.P.
3245 Richmond Terrace
Staten Island, NY 10303
Attention: John Nicola, C.F.O.
Facsimile No.: (718) 815-4650

if by overnight delivery service:

K-Sea Operating Partnership, L.P.
3245 Richmond Terrace
Staten Island, NY 10303
Attention: John Nicola, C.F.O.

The Mortgagee:	if by United States Postal Service:

First Union Commercial Corporation
One Wachovia Center
Mail Code NC0738
Charlotte, North Carolina 28288-0738
Attention: Linda H. Minter
Facsimile No.: (704) 383-1572

if by overnight delivery service:

First Union Commercial Corporation
301 South College Street, 18th Floor
Charlotte, North Carolina 28202
Attention: Linda H. Minter

or addressed to either party (or its successor hereunder) at such other address as such party (or successor) shall hereinafter furnish to the other party (or successor) in writing.

(6)                                  Execution in Counterparts.

This Mortgage may be executed in any number of counterparts.  Each such counterpart shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

(7)                                  Titles and Headings.

The Titles of the Articles and the headings of the Sections are not a part of this Mortgage and shall not be deemed to affect the meaning of or construction of any of its provisions.

(8)                                  Illegality.

If this Mortgage or any provision of this Mortgage or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Mortgage and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(9)                                  Information for Recording of Mortgage.

For the purpose of Title 46, United States Code, Section 31321(b)(3) enacted effective January 1, 1989 as part of Public Law 100-7 10 and for the purpose of this Preferred Mortgage and the filing and recordation hereof as required and permitted by Public Law 100-710 and without derogating from any other term of this Preferred Mortgage, the amount that is secured by this Preferred Mortgage, exclusive of interest, expenses or fees, is Eleven Million Dollars ($11,000,000.00).  There is no separate discharge amount.

(10)                            Swap Agreements.

The Shipowner expressly acknowledges and agrees that all Swap Obligations constitute “Secured Obligations” secured by the Vessel and the other Collateral securing such Secured Obligations.  Notwithstanding the foregoing, the Shipowner acknowledges and agrees that all Swap Agreements are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of any Principal Document, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Mortgagee relating to the Loan shall not apply to said Swap Agreements unless expressly referred to in such payoff statement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this instrument has been executed and delivered as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP, L.P.

By:	K-Sea OLP GP, LLC, its General Partner

By:
Name:	John Nicola
Title:	Chief Financial Officer

STATE OF	)
)
COUNTY OF	)

On the            day of                                    , before me personally came                                          , to me known, who, being by me duly sworn, did depose and say that he resides at                                                              that he is the Chief Financial Officer of K-Sea OLP GP, LLC, the limited liability company, which is the general partner in K-Sea Operating Partnership, L.P., the Delaware limited partnership described in the foregoing instrument and said general partner executed the above instrument on behalf of said limited partnership pursuant to authority granted to said general partner in the Amended and Restated Agreement of Limited Partnership creating said limited partnership; and that he signed his name thereto pursuant to authority granted to him by all the members of said limited liability company.

Notary Public

Exhibit 1 to Mortgage

[Attach copy of Loan Agreement]

Exhibit 2 to Mortgage

Form of Loss Payable Clause, etc.

for P&I coverage

(                  )

It is noted that by an assignment in writing dated as of                              , 200_, the Shipowner assigned absolutely to FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (hereinafter called the “Mortgagee”) this policy and all benefits thereof including all claims of whatsoever nature thereunder.

All losses shall be payable to the Mortgagee, for distribution by it to itself or to the Shipowner as interest may appear.

Nevertheless, unless otherwise required by the Mortgagee by notice to the underwriters, although the following insurance is payable to the Mortgagee, any loss with respect to any protection and indemnity risks covered hereby may be paid directly to the Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or directly to the person to whom any liability covered by such insurance has been incurred.

The Mortgagee shall have no obligation or liability under this policy by reason of or arising out of the above-mentioned assignment or the First Preferred Mortgage dated as of                             , 200_ or otherwise or any performance thereof, but the Mortgagee may perform any of the obligations or duties of the Shipowner hereunder (but any such performance shall not release the Shipowner therefrom), nor shall the Mortgagee be obligated to make any payment, or to make any inquiry as to the sufficiency of any payment received by any of them, or to present or file any claim or to take any other action to collect or enforce any claim or right hereunder.

The Mortgagee is hereby covered as an additional assured, but there shall be no recourse against the Mortgagee, even though named as assured, for payment of premiums, calls or assessments or any other payments.  The underwriters will notify the Mortgagee promptly of any lapse of insurance by expiration, failure to renew or otherwise and of any default in payment of premium and of any other act or omission of Shipowner known to underwriters which might invalidate or render unenforceable in whole or in part any insurance on the Vessel.  Underwriters will advise the Mortgagee by telefax at least fifteen (15) business days prior to expiration date if any coverage has not been renewed or replaced with new coverage which complies with Article I, Section 18 of the First Preferred Mortgage dated as of                             , 200    from the Shipowner to the Mortgagee.  Coverage will not lapse, expire, terminate or be canceled for any reason whatsoever without at least thirty (30) days prior written or telefaxed notice to the Mortgagee.

Exhibit 3 to Mortgage

Form of Loss Payable Clause, etc.

for all coverages except P&I

(                  )

It is noted that by an assignment in writing dated as of                                     , 200_, the Shipowner assigned absolutely to FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (hereinafter called the “Mortgagee”) this policy and all benefits thereof including all claims of whatsoever nature thereunder.

All losses, including (i) claims under the collision clause notwithstanding any provision therein to the contrary, and (ii) claims hereunder payable in respect of an actual or constructive total loss or a requisition shall be payable to the Mortgagee, for distribution by it to itself or to the Shipowner as interest may appear, but no such arrangement or compromise shall be effected without the prior written consent of the Mortgagee.

Subject to the foregoing, unless otherwise required by the Mortgagee by notice to the underwriters, although the following insurance is payable to the Mortgagee, (i) any loss with respect to any protection and indemnity risks covered hereby may be paid directly to the Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or directly - to the person to whom any liability covered by such insurance has been incurred, and (ii) in the case of any loss under any insurance with respect to the Vessel involving any damage to the Vessel, the underwriters may pay directly for the repair, salvage or other charges involved or, if the Shipowner shall have first fully repaired the damage and paid the cost thereof or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Shipowner as reimbursement therefor; provided that if such loss, damage, expense or claim involves a loss in excess of [$                       ], the underwriters shall not make such payment without first obtaining the written instruction of the Mortgagee.

The Mortgagee shall have no obligation or liability under this policy by reason of or arising out of the above-mentioned assignment or the First Preferred Mortgage dated as of                            , 200    from the Shipowner to the Mortgagee or any performance thereof but the Mortgagee may perform any of the obligations or duties of the Shipowner hereunder (but any such performance shall not release the Shipowner therefrom), nor shall the Mortgagee be obligated to make any payment, or to make any inquiry as to the sufficiency of any payment received by any of them, or to present or file any claim or to take any other action to collect or enforce any claim or right hereunder.

The Mortgagee is hereby covered as an additional assured, but there shall be no recourse against the Mortgagee, even though named as assured, for payment of premiums, calls or assessments or any other payments.  The underwriters will notify the Mortgagee promptly of any lapse of insurance by expiration, failure to renew or otherwise and of any default in payment of premium and of any other act or omission of Shipowner known to underwriters which might invalidate or render unenforceable in whole or in part any insurance on the Vessel.  Underwriters will advise the Mortgagee by telefax at least fifteen (15) business days prior to expiration date if any coverage has not been renewed or replaced with new coverage which complies with Article I, Section 18 of the First Preferred Mortgage dated as of                           , 200    from the Shipowner to the Mortgagee.  Coverage will not lapse, expire, terminate or be canceled for any reason whatsoever without at least thirty (30) days prior written or telefaxed notice to the Mortgagee.

Exhibit E

ASSIGNMENT OF INSURANCES, ETC.

The undersigned, being a limited partnership organized and existing under the laws of the State of Delaware (hereinafter called the “Assignor”), as of                                            , 200    hereby agrees as follows:

1.             The Assignor, in consideration of Ten Dollars ($10.00), lawful money of the United States, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has and hereby does give, grant, bargain, sell, convey, warrant, remise, release, assign, transfer, mortgage, hypothecate, deposit, pledge, confirm and set over unto FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (hereinafter called the “Assignee”), and unto the Assignee’s successors and assigns, to its and its successors’ and assigns’ own proper use and benefit, and, as collateral security for its indebtedness to the Assignee and its other payment and performance obligations to the Assignee now or hereafter existing pursuant to the Principal Documents and any Swap Obligations, does hereby grant the Assignee a security interest in, all the Assignor’s right, title and interest in and to (i) all moneys and claims for moneys due and to become due to the Assignor and all claims for damages in respect of the actual or constructive total loss of, or physical damage to, or requisition of use of or title to, the vessel                     , Official Number                      , owned by it (the “Vessel”), (ii) all insurance on and in respect of the Vessel, including, without limitation, rights under entries in protection and indemnity clubs or associations or the like, (iii) all the right, title and interest of Assignor in, and all claims and rights of Assignor under or pursuant to all contracts for the construction (subject to the terms of the Assignment of Purchase Contract dated as of             , 200   given by the Assignor to the Assignee), reconstruction, purchase, repair, or maintenance of the Vessel, and (iv) any proceeds of any of the foregoing.  As used in the preceding sentence, the term “insurance” includes (i) all insurances in respect of the Vessel whether now or hereafter to be effected, and all renewals of or replacements for the same, (ii) all claims, returns of premium and other monies and claims for monies due and to become due under said insurance or in respect of said insurance, and (iii) all other rights of the Assignor under or in respect of said insurance.

2.             The Assignor covenants that, whenever requested by the Assignee, it will have all proceeds of the foregoing paid over to the Assignee promptly and that the Assignor will, whenever requested by the Assignee, send letters (in form and substance reasonably satisfactory to the Assignee) by facsimile, by a nationally recognized overnight delivery service and/or by certified mail to each of the Assignor’s agents and representatives into whose hands or control may come any such proceeds hereby assigned, informing each such addressee of this Assignment and instructing such addressee to remit promptly to the Assignee all such proceeds which may come into the addressee’s hands or control and to continue to make such remittances until such time as the addressee may receive written notice or instructions to the contrary direct from the Assignee.  The Assignor further covenants that each such addressee will acknowledge directly to the Assignee receipt of the Assignor’s facsimiles and letters of notification and instructions.

The Assignor hereby covenants and agrees whether or not Assignee has made a request therefor to procure that notice of this Assignment shall be duly given to all underwriters in the form annexed hereto or in such other form as Assignee shall approve and that where the consent of any underwriter is required pursuant to any of the insurances assigned hereby that it shall be obtained and evidence thereof shall be given to the Assignee, or, in the alternative, that in the case of protection and indemnity coverage the Assignor shall obtain a letter of undertaking by the underwriters duly noting the interest of the Assignee and that there shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments issued or to be issued in connection with the insurances assigned hereby such clauses as to loss payees as the Assignee may reasonably require or approve.  In all cases, unless otherwise agreed in writing by the Assignee, such slips, cover notes, notices, certificates of entry or other instruments shall provide that there will be no recourse against the Assignee for payment or premiums, calls or assessments.

3.             It is expressly agreed that anything herein contained to the contrary notwithstanding, the Assignee shall have no obligation or liability under any such insurance policies, contracts or other documents by reason of or arising out of this instrument of assignment nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to any thereof or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled to hereunder at any time or times.

4.             Assignor does hereby constitute the Assignee, its successors and assigns, the Assignor’s true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys, claims, property and rights hereby assigned, to endorse any checks or other instruments or orders in connection therewith, to file any claims or to take any action or institute any proceedings which to the Assignee may seem to be necessary or advisable in the premises, and to send (in Assignor’s name or otherwise) the notices and instructions contemplated by paragraph 2 hereof.

5.             The powers and authority granted to the Assignee herein have been given for a valuable consideration and are hereby declared to be irrevocable.

6.             Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee reasonably may deem desirable in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

7.             Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that, without the prior written consent thereto of the Assignee, so long as this instrument of assignment shall remain in effect, it will not assign or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors or assigns, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of said rights or this Assignment.

8.             Assignor represents and warrants that its chief executive office and the place where it is located for all purposes under the Uniform Commercial Code is that set after its name below and that it will promptly notify the Assignee of any change.

9.             This agreement shall be governed by the law of the State of New York and may not be amended or changed except by an instrument in writing.  The Assignee shall, in addition to the rights hereby conferred, be entitled to all the rights of a creditor under the Uniform Commercial Code of the State of New York.

10.           Assignor agrees that the Assignee may file any financing statements or papers of similar purpose or effect relating to this Assignment and may execute any such financing statements or papers in Assignor’s name.

11.           This agreement is delivered pursuant to a certain Loan Agreement dated as of March ___, 2005 between Assignor and Assignee (as amended, modified, supplemented, restated and/or replaced from time to time, the “Loan Agreement”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Loan Agreement.  Nothing herein shall be deemed to grant or extend to any Assignor the right to charter the Vessel, which matter is governed by the Loan Agreement and the Mortgage (regarding the Vessel) therein referred to.  This agreement secures the Loan Agreement and the other instruments and documents which the Loan Agreement contemplates it shall secure.

12.           Assignor covenants and warrants that it will defend Assignee’s rights hereunder at Assignor’s expense against the claims or demands of all third parties whomsoever.

13.           All communications and notices provided for or permitted hereunder shall be in writing and shall be sent postage prepaid, by a nationally recognized overnight delivery service, or cabled, and confirmed by letter with postage prepaid or by nationally recognized overnight delivery service, to Assignor at its address set forth below and Assignee at its address set forth from time to time for the receipt of notices under the Loan Agreement.

14.           Assignee may further assign its rights hereunder on notice to Assignor in accordance with the terms of Section 8.7 of the Loan Agreement.

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP, L.P.

By:	K-Sea OLP GP, LLC, its General Partner

By:
Name:	John Nicola
Title:	Chief Financial Officer

3245 Richmond Terrace
Staten Island, NY 10303

NOTICE OF INSURANCES ASSIGNMENT

TO:         [ADD NAME OF INSURANCE PROVIDER]

TAKE NOTICE:

As of                                         , 200  ,

(a)           that by an Assignment of Insurances, etc. dated as of                                      , 200  , made by us to FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (the “Assignee”), a copy of which is attached hereto, we have assigned to the Assignee as from the date hereof, inter alia, all our right, title and interest in, to and under all policies and contracts of insurances and our rights under all entries in any Protection and Indemnity Association or Club and War Risk insurance which are from time to time taken out by us in respect of the vessel                      , Official Number                        (the “Vessel”) and her earnings and all the benefits thereof including all claims of whatsoever nature (all of which together are hereinafter called the “Insurances”).

(b)           that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under,

(i)            all Insurances, except entries in Protection and Indemnity Associations in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Exhibit 3 to the First Preferred Mortgage dated as of                                        , 200   made by us to Assignee, a copy of which is annexed hereto;

(ii)           all entries in Protection and Indemnity Associations or Clubs or insurances affected in lieu of such entries in accordance with the loss payable clause in Exhibit 2 to the First Preferred Mortgage dated as of                                  , 200   made by us to Assignee, a copy of which is annexed hereto;

(c)           that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.

The undersigned has caused this Notice of Insurances Assignment to be duly executed and delivered as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP, L.P.

By:	K-Sea OLP GP, LLC, its General Partner

By:
Name:	John Nicola
Title:	Chief Financial Officer

We hereby acknowledge receipt of the foregoing Notice of Assignment and agree to act in accordance with the terms thereof:

[ADD NAME OF INSURANCE PROVIDER]

By:
Name:
Title:

[Attach Assignment of  Insurances, Loss Payable Clause, etc. for P&I Coverage

(Exhibit 2 to Ship Mortgage)

and

Loss Payable Clause, etc. for all Coverages except P&I

(Exhibit 3 to Ship Mortgage)]

Exhibit F

[Form of Collateral Assignment]

COLLATERAL ASSIGNMENT OF [LEASE / CHARTER ETC.]

[Please note that this document is to be conformed to the type of agreement being collaterally assigned.]

THIS COLLATERAL ASSIGNMENT OF [LEASE / CHARTER ETC.] (“Assignment”) is made as of                        , 20      by K-SEA OPERATING PARTNERSHIP, L.P. (“Debtor”), a Delaware limited partnership, having its principal place of business at 3245 Richmond Terrace, Staten Island, NY 10303, for the benefit of FIRST UNION COMMERCIAL CORPORATION (“Secured Party”), a North Carolina corporation, having its principal place of business at One Wachovia Center, Mail Code NC0738, Charlotte, North Carolina 28288-0738.

RECITALS

A.            Secured Party has entered into that certain Loan Agreement (as amended, modified or supplemented from time to time, the “Loan Agreement”) dated as of March      , 2005 with Debtor with respect to certain vessels as described in the Loan Agreement (the “Vessels”).

B.            Debtor desires to permit the use of the Vessels pursuant to that certain [                            (“Lease Agreement”)] dated as of                   , 20      between Debtor and [                         (“Lessee)] a copy of which is attached hereto as Exhibit A.

C.            To induce Secured Party to permit the use of the Vessels by Lessee pursuant to the Lease Agreement and in order to secure the obligations to be paid and performed by Debtor under the Loan Agreement and any Swap Obligations, Debtor desires to grant a first priority security interest in and assign its rights under the Lease Agreement and each schedule thereto and the proceeds thereof to Secured Party.

NOW, THEREFORE, based on the foregoing and the mutual promises made herein and other good and valuable consideration the receipt and adequacy of which is acknowledged by the parties hereto, such parties agree as follows:

1.             Grant of Security Interest.  Debtor does hereby grant to Secured Party a first priority security interest in and assigns to Secured Party all of its right, title and interest in and to the Lease Agreement and all proceeds arising or due under the Lease Agreement and each schedule thereto.  Secured Party accepts such assignment, and, notwithstanding anything herein to the contrary, the parties specifically acknowledge and agree that Secured Party is not, and shall not be deemed to be, assuming any obligations under or in connection with the Lease Agreement.  Until Secured Party shall have provided Debtor and Lessee with a notice of default by Debtor under the Loan Agreement, Debtor shall be entitled to act as “Lessor” under the Lease Agreement and receive all proceeds thereunder; provided, however, any rent or other proceeds collected thereunder more than thirty (30) days prior to the due date thereof shall be deemed to have been collected on behalf of Secured Party, shall be segregated from other funds of Debtor and shall be held in trust for the benefit of Secured Party; provided, further, upon notice to Debtor and Lessee of a default (the “Default Notice Date”) by Debtor under the Loan Agreement, all amounts due under the Lease Agreement shall be remitted to Secured Party at:

FIRST UNION COMMERCIAL CORPORATION (“Secured Party”), a North Carolina corporation, having its principal place of business at One Wachovia Center, Mail Code NC0738, Charlotte, North Carolina  28288-0738.

First Union Commercial Corporation

One Wachovia Center, Mail Code NC0738,

Charlotte, North Carolina  28288-0738

From and after the Default Notice Date, Secured Party shall be entitled to exercise all rights and remedies available to “Lessor” under the Lease Agreement and any amounts received by Debtor under the Lease Agreement shall be deemed to have been collected on behalf of Secured Party, shall be segregated from other funds of Debtor and shall be held in trust for the benefit of Secured Party.

2.             Representation of Debtor.  Debtor covenants and represents that: (i) the Lease Agreement is a permitted pursuant to the terms of the Loan Agreement; (ii) it has full right and title to assign to Secured Party the Lease Agreement and each schedule thereto and the rents and profits due or to become due thereunder; (iii) no grant of a security interest or prior assignment of any interest in the Lease Agreement or any schedule thereto or proceeds thereof has been made; (iv) without the prior written consent of Secured Party, Debtor will not cancel, surrender or terminate the Lease Agreement or any schedule thereto or change, alter or modify the same or waive any provision thereof or allow premature termination thereof or execute any other assignment with respect thereto; (v) the Lease Agreement and each schedule thereto is subject and subordinate to the Mortgage including, without limitation, Secured Party’s right to repossession; and (vi) the Lease Agreement attached hereto constitutes all of all of the documents executed or delivered to or by Debtor in connection with the Lease Agreement or the use of the Vessels by Lessee, and such documents constitute the entire agreement of the parties with respect to the transaction evidenced thereby.  Debtor represents, warrants and covenants that its principal place of business, chief executive office and place of maintenance of its books and records with respect to the Vessels and the Lease Agreement and each schedule thereto is as set forth above, and it will not change such address without providing Secured Party at least thirty (30) days prior written notice specifying the Debtor’s new address.

3.             Liens.  Except as permitted by the Loan Agreement or any other Principal Document, Debtor shall not permit or cause to exist any liens, claims or encumbrances on the Vessels (other than the Lease Agreement) or on the Lease Agreement (except for this Assignment) or any schedule thereto, except those liens, claims and encumbrances arising by, through or under Secured Party, and Debtor agrees to take any and all action required, necessary or prudent in the reasonable opinion of the Secured Party to perfect and maintain the perfection of the first priority securities interest granted to Secured Party hereby.

4.             Successors and Assigns.  The provisions of this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.             Governing Law.  This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

6.             Counterparts.  This Assignment may be executed in any number of counterparts, each of which when so executed shall be binding on all parties hereto notwithstanding that all parties are not signatories to the same counterpart.

7.             Further Assurance.  The parties hereto agree to take such further actions and to execute such documents or agreements (including any assignments of purchase orders and bills of sale) as may be reasonably requested by either party to carry out the agreements and assignment set forth herein.

8.             Survival.  The representations, warranties and agreements set forth herein shall survive the execution and delivery of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

DEBTOR:

K-SEA OPERATING PARTNERSHIP, L.P.

By:	K-Sea OLP GP, LLC, its General Partner

By:
Name:	John Nicola
Title:	Chief Financial Officer

SECURED PARTY:

FIRST UNION COMMERCIAL CORPORATION

By:
Name:
Title:

Exhibit G

PURCHASE AGREEMENT ASSIGNMENT

THIS PURCHASE AGREEMENT ASSIGNMENT (this “Assignment”) dated as of                                        , 200   among K-Sea Operating Partnership, L.P. (the “Assignor”), First Union Commercial Corporation (together with its successors and assigns, the “Assignee”) and                                   (the “Builder”).  Capitalized terms used herein without definition will have the same meaning as in the Purchase Agreement.

Assignor and Builder are parties to the [Vessel Construction Agreement] dated as of                             , 200   (the “Purchase Agreement”), providing, among other things, for the sale by Builder to Assignor of the Vessel.

Assignor wishes to assign certain rights and interests under the Purchase Agreement to Assignee on the following terms and conditions to secure certain indebtedness and Assignee is willing to accept such assignment as herein set forth.

It is agreed as follows:

1.             For all purposes of this Assignment, the following terms will have the following meanings:

Vessel —                                                                .

Delivery Date — the date on which the Vessel is scheduled to be delivered by Builder to Assignor pursuant to and subject to the terms and conditions of the Purchase Agreement and this Assignment.

Loan Agreement — Loan Agreement dated as of March         , 2005 between Assignee and Assignor.

2.             Assignor does hereby represent and warrant that (a) it has furnished to Assignee a true and complete copy of the Purchase Agreement as it relates to all of Builder’s warranties or related obligations or any right in the Purchase Agreement assigned to Assignee hereunder and (b) the Purchase Agreement is in full force and effect and Assignor is not in material default thereunder.

3.             Subject to the provisions of paragraph 4 below, Assignor does hereby sell, assign, transfer and set over unto Assignee in accordance with the terms of the Loan Agreement all of Assignor’s right, title and interest in and to the Purchase Agreement and Assignee hereby accepts such assignment, including, without limitation, in such assignment:

(a)           the right upon valid tender to purchase the Vessel pursuant to the Purchase Agreement subject to the terms and conditions thereof and the right to take title to the Vessel and to be named the “Buyer” in the bill of sale for the Vessel;

(b)           the right to accept delivery or to appoint an agent to accept delivery of the Vessel;

(c)           all claims for damages arising as a result of any default, except default of Assignor, under the Purchase Agreement;

(d)           all warranty and indemnity provisions contained in the Purchase Agreement, and all claims arising thereunder; and

(e)           any and all rights of Assignor to compel performance of the terms of the Purchase Agreement.

4.             Notwithstanding the foregoing, so long as no “Event of Default” (as such term is defined in the Loan Agreement) or event which with the giving of notice or passage of time or both would result in an “Event of Default” (as such term is defined in the Loan Agreement), has occurred and is continuing, Assignee hereby appoints Assignor as its agent and Assignor hereby accepts such appointment, to the exclusion of Assignee, (a) to exercise in Assignor’s name powers of Buyer under the Purchase Agreement, including without limitation any warranties thereunder, and (b) to accept delivery of the Vessel on the Delivery Date.

5.             Effective upon receipt by Builder of written notice from Assignee that an Event of Default has occurred and is continuing under the Loan Agreement, and thereafter until Builder shall have received written notice from Assignee that such Default has been cured or waived: (i) at Assignee’s option, the authorization given in paragraph 4 hereof to enforce such rights and claims shall henceforth cease to be effective and Assignee and its successors and assigns shall, to the exclusion of Assignor, be entitled to assert and enforce such rights and claims as substitute party plaintiff or otherwise, and Assignor shall, at the request of Assignee or its successors or assigns and at Assignor’s expense, cooperate with and take such action as reasonably necessary to enable Assignee and its successors and assigns to enforce such rights and claims, and (ii) Assignor will be deemed to have irrevocably constituted Assignee and its successors and assigns Assignor’s true and lawful attorney (it being acknowledged that such appointment is coupled with an interest, namely Assignee’s rights acquired and to be acquired hereunder) with full power (in the name of Assignor or otherwise) to ask, require, demand, receive, settle, compromise, compound and give acquittance for any and all monies and claims for monies due and to become due under, or arising out of the Purchase Agreement, and for such period as Assignee may exercise rights with respect thereto under this clause (ii), to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or, if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which Assignee may deem to be necessary or advisable.

6.             For all purposes of this Assignment, Builder will not be deemed to have knowledge of or need recognize the occurrence, continuance or the discontinuance of any Event of Default under the Loan Agreement unless and until Builder receives from Assignee written notice thereof, addressed to Builder at                                                                      .  Until such notice has been given, Builder will be entitled to deal solely and exclusively with Assignor.  Thereafter, until Assignee has provided Builder written notice that any such events no longer continue, Builder will be entitled to deal solely and exclusively with Assignee.  Builder may act with acquittance and conclusively rely on any such notice.

7.             It is expressly agreed that, anything herein contained to the contrary notwithstanding:  (a) prior to the Delivery Date, Assignor will perform its obligations to be performed by it on or before such delivery, (b) Assignor will at all times remain liable to Builder under the Purchase Agreement to perform all obligations of “Buyer” thereunder to the same extent as if this Assignment had not been executed, (c) the exercise by Assignee of any of the assigned rights will not release Assignor from any of its obligations to Builder under the Purchase Agreement, except to the extent that such exercise constitutes performance of such obligations, and (d) Builder acknowledges and agrees that except for modifications of the Purchase Agreement which do not increase or decrease the price of the Vessel, extend the contract delivery dates or could not reasonably be expected to materially affect the fair market value of the Vessel, the Assignor may amend, modify or waive any provision of the Purchase Agreement without Assignee’s prior written consent.

8.             Notwithstanding anything contained in this Assignment to the contrary (but without in any way releasing Assignor from any of its obligations under the Purchase Agreement), Assignee confirms for the benefit of Builder that in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Vessel or other things (including, without limitation, material, training and services) delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement, will apply to and be binding on Assignee to the same extent as if Assignee had been the original “Buyer” thereunder.  Assignee further agrees, expressly for the benefit of Builder, upon the written request of Builder, Assignee will promptly execute and deliver such further assurances and documents and take such further action as Builder may reasonably request in order to obtain the full benefits of Assignee’s agreements in this paragraph.

9.             Nothing contained herein will subject Builder to any liability to which it would not otherwise be subject under the Purchase Agreement or modify in any respect the contract rights of Builder thereunder, or require Builder to divest itself of title to or possession of the Vessel or other things until delivery thereof and payment therefor as provided therein.

10.           Builder hereby consents to the assignment by Assignor to Assignee contained herein.

11.           This Assignment may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

12.           This Assignment will be governed by, and construed in accordance with, the laws of New York, including all matters of construction, validity and performance.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized officers or members, all as of the day and year first written above.

K-SEA OPERATING PARTNERSHIP, L.P.

By:	K-Sea OLP GP, LLC, its General Partner
Assignor

By:
Name:	John Nicola
Title:	Chief Financial Officer

FIRST UNION COMMERCIAL CORPORATION,
Assignee

By:
Name:
Title:

,
Builder

By:
Name:
Title:

Exhibit H

[form of General Assignment of Freights]

ASSIGNMENT OF CHARTER PARTIES,
CHARTER HIRE AND EARNINGS

The undersigned, K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (hereinafter called the “Assignor”), in consideration of One Dollar ($1) lawful money of the United States of America and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has assigned, transferred and set over and by this instrument does assign, transfer and set over, unto FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (the “Assignee”), and unto the Assignee’s successors and assigns, to its and its successors’ and assigns’ own proper use and benefit, and, as collateral security for the Obligations of Assignor to the Assignee pursuant to the terms and conditions of that certain Loan Agreement, dated as of March          , 2005 (as from time to time the same may be amended, supplemented or otherwise modified, the “Loan Agreement”), between Assignor and Assignee and the other Principal Documents, and does hereby grant the Assignee a security interest in all of Assignor’s right, title and interest in and to: (i) any and all charter parties, whether bareboat or demise, time or voyage charters, contracts of affreightment or other contracts for the use or employment of vessels, transportation of cargo or passengers respecting the Assignor’s United States-flag vessel(s) identified on Schedule I hereto now or hereafter acquired (the “Vessels”), and all charter hire, rentals and other sums due and to become due thereunder or in connection therewith, including, without limitation, all rights and claims of Assignor as “Owner”, now or hereafter existing, under any insurance, indemnities, warranties and guaranties provided for or arising out of or in connection with any charter of any of the Vessels, for any damages arising out of or for breach or default under or in connection with any charter, to all other amounts from time to time paid or payable under or in connection with any charter, and to terminate any charter and to exercise or enforce any and all covenants, remedies, powers and privileges thereunder and, all accounts and contract rights and all freights, hire and other monies earned and to be earned, due or to become due, or paid or payable to, or for the account of, the Assignor, of whatsoever nature arising out of or as a result of the ownership and operation by the Assignor or any of its agents of the Vessels, (ii) all monies and claims for monies due and to become due to the Assignor and all claims for damages arising out of the breach of any and all present and future bareboat, demise, time and voyage charter parties, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, mail and/or passengers, and operations of every kind whatsoever of the Vessels and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to the Assignor, its respective successors or assigns, arising out of or in any way connected with the present or future use, operation or management of the Vessels or arising or in any way connected with any and all present and future requisitions, charter parties, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, mail and/or passengers, and other operations of the Vessels, (iii) all monies and claims for monies due and to become due to the Assignor, and all claims for damages in respect of the actual or constructive total loss of or requisition of use of or title to any Vessels, and (iv) any proceeds of any of the foregoing (any and all such amounts, hereinafter called “Earnings”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

The Assignor does hereby constitute the Assignee, its successors and assigns, the Assignor’s true and lawful attorney irrevocably, upon the occurrence and during the continuance of an Event of Default irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive compound and give acquittance for any and all monies, claims due or to become due, property and rights hereby assigned, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises.

Unless and until an Event of Default shall have occurred and be continuing, all sums payable to the Assignor and assigned to Assignee hereunder, may be paid to Assignor.

Upon the occurrence and during the continuance of an Event of Default, Assignee may require, and Assignor shall cause, all Earnings to be paid over to the Assignee’s Account No.                                               , Wachovia Bank, National Association, Charlotte, North Carolina, ABA                                                , or as otherwise from time to time directed in writing by the Assignee (the account so determined, the “Designated Account”).

Upon the occurrence and during the continuance of an Event of Default, all monies collected or received by the Assignee pursuant to this Assignment shall be applied as provided in the Loan Agreement.

The Assignor covenants that, upon demand by Assignee following the occurrence and during the continuance of an Event of Default, it will cause all the Earnings hereby assigned to be paid over to the Assignee and send letters to the agents and representatives of the Assignor into whose hands or control may come any Earnings, informing each such addressee of this Assignment and instructing such addressee to remit promptly to the Assignee all Earnings hereby assigned which may come into addressee’s hands or control and to continue to make such remittances until such time as the addressee may receive written notice or instructions to the contrary directly from the Assignee. The Assignor further covenants that each such addressee will acknowledge directly to the Assignee receipt of the Assignor’s letter of notification and instructions.

It is expressly agreed that anything herein contained to the contrary notwithstanding, the Assignee shall have no obligation or liability under any charter or any contract of affreightment by reason of or arising out of this instrument of assignment nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to any charter or any contract of affreightment or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder at any time or times.

The Assignor shall procure that all charter parties, contracts of affreightment, or any such contract of employment of the Vessels shall specify that, upon the occurrence of an Event of Default, Assignor shall have the right to demand that payment be made directly to the Assignee, for credit against the Obligations. Except as permitted under the Loan Agreement and the Mortgage on the Vessels, Assignor shall not enter into any charter parties, contracts or contracts of affreightment for use or employment of the Vessels without the prior written consent of Assignee regardless of whether an Event of Default shall have occurred.

The Assignor shall procure that it or any other person in possession of any Vessel promptly notify the Assignee in writing of the commencement and termination of any period during which such Vessel may be requisitioned.

The Assignor hereby further covenants and undertakes that it will furnish promptly or procure that any other person in possession of any Vessel will promptly furnish the Assignee with all such information as it may from time to time request regarding the employment, position and engagements of such Vessel.

The powers and authority granted to the Assignee in this Assignment have been given for a valuable consideration and are hereby declared to be irrevocable.

Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. To the fullest extent permitted under applicable laws, no delay or omission by the Assignee in the exercise of any right or power in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor to Assignee and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

If any provision of this Assignment shall at any time for any reason be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Assignment, or the validity of this Assignment as a whole. In the event that it should transpire that by reason of any law or regulation in force or to become in force, or by reason of a ruling of any court whatsoever, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment. Nothing herein shall be construed to transfer to Assignee the right to own or operate any Vessel in violation of such Vessel’s certificate of documentation or trade endorsement; provided, however, that in the exercise of its remedies hereunder and under the Mortgage, Assignee shall not be prohibited from repossessing any Vessel and chartering such Vessel under provisions of U.S. law which permit Assignee to own vessels with appropriate certificates of documentation and trade endorsements.

It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all Obligations of Assignor from time to time which may be or become payable by the Assignor under the Loan Agreement or any other Principal Document now existing or hereafter arising and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the monies hereby secured.

The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may deem desirable in obtaining the full benefits of this Assignment and of the rights and powers herein granted including without limitation certain Notices of Assignment, provided, however, that no Notice of Assignment directing payment to the Assignee shall be sent unless and until an Event of Default shall have occurred and be continuing.

If the Assignor shall pay to Assignee and discharge all Obligations due and to become due under the Loan Agreement, and all the other Principal Documents all in accordance with the applicable provisions thereof, all the right, title and interests herein assigned shall revert to the Assignor, and this Assignment shall terminate.

The Assignor does hereby warrant and represent that it has not assigned, pledged or in any way created or suffered to be created any security interest in the whole or any part of the right, title and interest in the Earnings or other Collateral hereby assigned other than to the Assignee. The Assignor hereby covenants that, without the prior written consent thereto of the Assignee, so long as this instrument of assignment shall remain in effect, it will not assign or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors or assigns, it will not take or omit to take any actions, the taking or omission of which might result in an alteration or impairment of the said rights of this Assignment, and it will not default or consent to any default under any charter or other contract for or requiring use or possession of any Vessel.

The Assignor represents and warrants that its principal place of business and the location at which it keeps and will keep its records concerning the Loan Agreement and the transactions contemplated thereby, including records relating to this Assignment, any charter or contract of affreightment for or operations of the Vessels is 3245 Richmond Terrace, Staten Island, New York 10303-0003. The Assignor agrees that it will notify the Assignee of any change in the location of such office and of the opening of any other place of business by or on behalf of the Assignor.

All notices or other communications which are required to be made to the Assignee hereunder shall be made by facsimile transmission, confirmed by postage prepaid letter to:

First Union Commercial Corporation

One Wachovia Center

Mail Code NC0738

Charlotte, North Carolina 28288-0738

Attention: Linda H. Minter

Facsimile No.: (704) 383-1572

or at such other address as may have been furnished in writing by the Assignee. Any consents, waivers, approvals or other actions to be given or taken by the Assignee hereunder shall be effective if contained in a writing signed by the Assignee or such other person or persons as the Assignee may from time to time appoint, and forwarded to the Assignor at its address as provided in the Loan Agreement.

All notices or other communications which are required to be made to the Assignor hereunder shall be made by facsimile transmission, confirmed by postage prepaid letter to:

K-SEA OPERATING PARTNERSHIP L.P.

3245 Richmond Terrace
Staten Island, New York 10303
Attention: Chief Financial Officer
Telecopier No.: (718) 720-4358

or at such other address as may have been furnished in writing by the Assignor. Any consents, waivers, approvals or other actions to be given or taken by the Assignor hereunder shall be effective if contained in a writing signed by the Assignor or such other person or persons as the Assignor may from time to time appoint, and forwarded to the Assignee at its address as provided in the Loan Agreement.

The Assignor hereby appoints the Assignee its attorney-in-fact to execute and file any financing statements, continuation statements or papers of similar purpose or effect in connection with any filing or recording of this Assignment.

THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF VALIDITY, CONSTRUCTION AND ENFORCEMENT.

BY ITS SIGNATURE BELOW WRITTEN THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OF CHARTER PARTIES, CHARTER HIRE AND EARNINGS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the this agreement or the other Principal Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  The number of arbitrators shall be three.  Each party shall nominate an arbitrator, who shall be neutral, independent, and disinterested, and the two so chosen shall appoint the third arbitrator, who shall be neutral, independent and disinterested and who shall act as the chairperson.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be selected by the AAA.  The place of the arbitration shall be New York, New York, provided however, that hearings may be held elsewhere for the convenience of the parties or to obtain evidence or testimony from any person, including without limitation, the testimony, documentary evidence, or deposition of any non-party.  Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future.  The arbitrators are not empowered and shall not have the authority to award damages such as punitive, exemplary, or statutory damages in addition to compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute hereunder.  The award shall be in writing, signed by a majority of the arbitrators, and shall set for the in detail the reasons for the disposition of any claim.  A judgment upon the award may be entered in any court having jurisdiction.  Except as may be required by law, no party or arbitrator may disclose the existence, content, or results of any arbitration hereunder without prior written consent of the parties.  Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Swap Agreements.

[Signature page follows]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed this                day of                            , 2005.

K-SEA OPERATING PARTNERSHIP L.P.,
by its general partner K-Sea OLP GP, LLC

BY:
Nam : John J. Nicola
Title: Chief Financial Officer

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) SS.
COUNTY OF NEW YORK	)

On this             day of                       , 200  , before me personally appeared John J. Nicola, to me known, who being by me duly sworn, deposes and says that he is Chief Financial Officer of K-Sea OLP GP, LLC, the limited liability company described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted to him by all the members of the said limited liability company.

Notary Public

SCHEDULE I

[Description of Vessel(s)]